As filed with the Securities and Exchange Commission on October 30, 2002
                                                     Registration No.___________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     ______

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                     ______

           Delaware              AZCO MINING INC.               84-1094315
(State or Other Jurisdiction    (Name of Registrant          (I.R.S. Employer
       of Incorporation            in Our Charter)          Identification No.)
       or Organization)

    7239 N EL MIRAGE ROAD             1000                  LAWRENCE G. OLSON
      GLENDALE, AZ 85307        (Primary Standard         7239 N EL MIRAGE ROAD
        (623) 935-0774      Industrial Classification       Glendale, AZ 85307
                                   Code Number)              (623) 935-0774
  (Address and telephone
    number of Principal                                     (Name, address and
   Executive Offices and                                    telephone number of
Principal Place of Business)                                 agent for service)


                                   Copies to:
       Clayton E. Parker, Esq.                      Troy J. Rillo, Esq.
      Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
         Miami, Florida 33131                      Miami, Florida 33131
            (305) 539-3300                            (305) 539-3300
    Telecopier No.: (305) 358-7095            Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                            CALCULATION OF REGISTRATION FEE
=======================================================================================================================

                                                                         PROPOSED       PROPOSED MAXIMUM
                                                                         MAXIMUM            AGGREGATE       AMOUNT OF
            TITLE OF EACH CLASS OF               AMOUNT TO BE        OFFERING PRICE         OFFERING       REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED          PER SHARE (1)         PRICE (1)          FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.002 per share       6,680,000 shares            $0.53             $3,540,400      $325.72
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                          6,680,000 shares            $0.53             $3,540,400      $325.72
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of October 29, 2002.

                              ___________________
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   Subject to completion, dated October 30, 2002


                                AZCO MINING INC.
                        6,680,000 SHARES OF COMMON STOCK


         This prospectus relates to the sale of up to 6,680,000 shares of Azco's common stock by certain persons who are, or will become, stockholders of Azco. Please refer to "Selling Stockholders" beginning on page 8. Azco is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the American Stock Exchange during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the American Stock Exchange under the symbol "AZC." On October 25, 2002, the last reported sale price of our common stock was $0.59 per share.

         The selling stockholders consist of:

            o Cornell Capital Partners, who intends to sell up to 5,990,099 shares of common stock.

            o Other selling stockholders, who intend to sell up to 689,901 shares of common stock.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Azco 92.5% of the market price of its common stock. Azco has paid Cornell Capital Partners a one-time commitment fee of $240,000, paid by the issuance of 237,624 shares of common stock. In addition, Cornell Capital Partners is entitled to retain 5% of each advance under the Equity Line of Credit. The 7.5% discount, the one-time commitment fee and the 5% retention are underwriting discounts.

         Azco has engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 9,901 shares of Azco's common stock, which was equal to $10,000 at a closing bid of $1.01 on June 19, 2002.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 3.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October __, 2002.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1
THE OFFERING.................................................................2
RISK FACTORS.................................................................3
RISKS RELATED TO OUR BUSINESS................................................3
RISKS RELATING TO THIS OFFERING..............................................6
FORWARD-LOOKING STATEMENTS...................................................7
SELLING STOCKHOLDERS.........................................................8
USE OF PROCEEDS..............................................................9
DILUTION....................................................................10
DIVIDEND POLICY.............................................................11
SELECTED CONSOLIDATED FINANCIAL DATA........................................12
SELECTED QUARTERLY FINANCIAL DATA...........................................13
CAPITALIZATION..............................................................14
EQUITY LINE OF CREDIT.......................................................15
PLAN OF DISTRIBUTION........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................18
DESCRIPTION OF BUSINESS.....................................................25
MANAGEMENT..................................................................28
DESCRIPTION OF PROPERTY.....................................................32
LEGAL PROCEEDINGS...........................................................34
PRINCIPAL STOCKHOLDERS......................................................35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................36
COMPARATIVE STOCK PERFORMANCE...............................................37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY
 AND OTHER STOCKHOLDER MATTERS..............................................38
DESCRIPTION OF SECURITIES...................................................41
EXPERTS.....................................................................43
LEGAL MATTERS...............................................................43
HOW TO GET MORE INFORMATION.................................................43
FINANCIAL STATEMENTS.......................................................F-1


--------------------------------------------------------------------------------

         Our audited financial statements for the fiscal year June 30, 2002, were contained in our Annual Report on Form 10-K.

AZCO MINING INC.


                               PROSPECTUS SUMMARY

                                    OVERVIEW

         Azco Mining Inc. is a mining company incorporated in Delaware. Its general business strategy is to acquire, explore and develop mineral properties. Azco's principal assets consist of the Black Canyon Mica Project in Arizona and an interest in the Piedras Verdes Project in Sonora, Mexico. Azco's interest in the Piedras Verdes Copper Project has been diluted from its original ownership of 30% as a result of its decision not to make certain funding requirements in the current year

                                    ABOUT US

         Our principal office is located at 7939 N. El Mirage Road, Glendale, Arizona 85307. Our telephone number is (623) 935-0774.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of us. The selling stockholders consist of:

            o Cornell Capital Partners, who intends to sell up to 5,990,099 shares of common stock.

            o Other selling stockholders, who intend to sell up to 689,901 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $5 million for a period of up to two years after the effective date of this registration statement, whichever comes first. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92.5% of the lowest closing bid price of our common stock on the American Stock Exchange for the five trading days immediately following the notice date. The amount of each advance is subject to a maximum of $500,000 per advance, with a minimum of five trading days between advances. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners received 237,624 shares of common stock as a one-time commitment fee, which was equal to $240,000 based on a closing bid of $1.01 on June 19, 2002. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 9,901 shares of Azco's common stock, which is equal to $10,000 at a closing bid of $1.01 on June 19, 2002.

COMMON STOCK OFFERED                  6,680,000 shares by selling stockholders

OFFERING PRICE                        Market price

COMMON STOCK OUTSTANDING              32,159,646 shares
 BEFORE THE OFFERING(1)

USE OF PROCEEDS                       We will not  receive  any  proceeds of the
                                      shares     offered    by    the    selling
                                      stockholders. Any proceeds we receive from
                                      the sale of common  stock under the Equity
                                      Line of  Credit  will be used for  capital
                                      expenditures, exploration and development,
                                      interest,   management   compensation  and
                                      general working capital purposes. See "Use of Proceeds."

RISK FACTORS                          The  securities  offered  hereby involve a
                                      high   degree   of  risk   and   immediate
                                      substantial dilution. See "Risk Factors" and "Dilution."

AMERICAN STOCK EXCHANGE SYMBOL        AZC



-----------------------
(1) This table excludes options and warrants to purchase 2,264,000 and 4,100,000 shares of common stock, respectively, debentures convertible into 1,041,667 shares of common stock (at 80% of a recent price of $0.60 per share on October 9, 2002) and up to 4,710,808 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures).

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         At June 30, 2002, our accumulated deficit was $22,903,940. We have historically lost money. In the year ended June 30, 2002, we had net losses of $4,247,586 or $0.14 per share. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We  have  relied  on  significant   external   financing  to  fund  our
operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs.

OUR INDEPENDENT ACCOUNTANTS HAVE ADDED GOING CONCERN LANGUAGE TO THEIR REPORT ON OUR FINANCIAL STATEMENTS

         Our independent accountants have added an explanatory paragraph to their audit opinions issued in connection with the financial statements for 2002 and 2001, which states that Azco requires additional funds to continue operations, including production and marketing of Mica products, and other exploration commitments on mineral properties, and to meet other obligations as they are due. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Unless additional funding is obtained before November 15, 2002 production will be curtailed.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering there has been a limited public market for our common stock and there can be no assurance that an active trading market for our stock will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives and consultants, including Lawrence G. Olson, our Chief Executive Officer, President and Chairman. The loss of the services of Mr. Olson could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Olson.

WE ARE SUBJECT TO STOCK PRICE VOLATILITY AND AMERICAN STOCK EXCHANGE LISTING REQUIREMENTS

         The market price of Azco's common stock has been highly volatile. In order to maintain its listing on the American Stock Exchange, Azco must maintain a closing sales price of at least $3.00 per share for a certain period of time. Since January 2, 2002, Azco's common stock has traded between $0.53 and $1.20 per share. No assurance can be given that Azco's common stock will trade above the American Stock Exchange minimum requirements or that Azco can maintain its listing. If Azco fails to maintain the American Stock Exchange standards for quotation, Azco's common stock could be traded in the over-the-counter market, which could make it more difficult to dispose of, or obtain accurate quotations as to the price of, Azco's common stock. In addition, Azco could then be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks," which contain suitability requirements for persons desiring to invest in our stock. These rules could also make it more difficult to dispose of our stock.

OUR FUTURE DEPENDS UPON POLITICAL RELATIONS AND FOREIGN REGULATIONS

         Azco has a mineral interest located in Mexico. Mineral exploration, development and mining activities on its property interests may be affected in varying degrees by political instability and the policies of Mexico. Changes in regulations or shifts in political conditions are beyond the control of Azco and may adversely affect its business. Operations may be affected in varying degrees by government regulations, including those with respect to export controls, expropriation of property, employment, land use, water use, environmental legislation and mine safety. Operations may be also affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

WE DEPEND UPON THE SEASONAL CONDITIONS IN DIFFERENT AREAS OF THE WORLD

         The mine and concentrator located at the Black Canyon Mica project are accessed by crossing a ford in the Agua Fria River. This ford is unusable at times due to high runoff from streams and snowmelt. From past records, the maximum duration that the ford is unusable is approximately 30 days. To overcome possible interruptions to production due to weather, a one to two month stockpile of mica concentrate is expected to be inventoried at the Glendale process plant once the crushing and concentration facilities are fully operational at the mine. If we are unable to inventory sufficient Mica, then our operations could be adversely affected by our inability to access the mine. This would adversely affect our future sales and relationship with customers.

         It is not anticipated that Azco's Mexican property interests in the State of Sonora will be of a seasonable nature.

WE MAY BE UNABLE TO COMPETE WITH THE NUMEROUS COMPETITORS IN OUR BUSINESS

         Many companies are engaged in the exploration and development of mineral properties. Azco may be at a disadvantage with respect to some of its competitors because many of these companies have substantially greater technical and financial resources than Azco.

DEMAND  FOR  OUR  PRODUCTS  DEPENDS  UPON  OUR  ABILITY  TO  CONVINCE   PLASTICS
MANUFACTURERS TO USE MICA IN THE PELLET FORM UTILIZED BY US RATHER THAN IN POWDERED FORM

         Currently, Azco forecasts the sale of mica-filled plastic pellets to account for the majority of its future sales. Azco puts its mica into pellet form for ease of use in the plastics manufacturing market, which currently uses powdered mica or other compounds such as calcium carbonate as fillers in plastic products. In order to increase sales of its mica in pellet form, Azco will have to convince reinforced plastics manufacturers who are not currently using mica that the increased flexural modulus and heat resistance provided by mica when used as a filler in plastics are properties that warrant the increased cost of mica when compared to other common fillers. In addition, Azco will need to convince manufacturers currently using powdered mica that Azco's mica in pellet form is more valuable than the lower-priced, inferior quality powdered mica that some of the manufacturers are using currently. There is no assurance that Azco will be successful in convincing plastics manufacturers to switch to its mica pellets from the powdered mica or other palletized filler compounds.

THE MARKETING OF MINERALS IS AFFECTED BY NUMEROUS FACTORS, INCLUDING PRICES, IMPORTS AND AVAILABILITY; THESE FACTORS COULD RESULT IN DECREASED PRICES FOR OUR MINERALS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

         The marketing of minerals is affected by numerous factors, many of which are beyond the control of Azco. Such factors include the price of the mineral in the marketplace, imports of minerals from other nations, the availability of adequate refining and processing facilities, the price of fuel, electricity, labor, supplies and reagents and the market price of competitive minerals. In addition, sale prices for many commodities are determined by world market forces or are subject to rapid and significant fluctuations that may not necessarily be related to supply or demand or competitive conditions that in the past have affected such prices. In the event that any of these factors cause a downward pressure on prices, Azco's financial results could be negatively affected.

OUR FUTURE DEPENDS UPON COMPLYING WITH ENVIRONMENTAL REGULATIONS

         In connection with its mining and processing operations, Azco will be required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment. Azco will also be required to maintain various permits and licenses necessary for its operations from appropriate regulatory agencies. Apart from capital expenditures associated with the construction and maintenance of facilities required for usual mining and processing activities, Azco does not anticipate that compliance with environmental laws will have a material adverse effect upon the capital expenditures, earnings and competitive position of Azco for the remainder of the current fiscal year, the next fiscal year or in subsequent periods deemed material by Azco. Azco is not currently subject to any material proceedings arising under environmental laws and regulations.

         In light of the nature of its business Azco could face significant exposure from potential claims involving environmental matters. These matters could involve alleged soil, air and water contamination and personal injuries or property damage allegedly caused by toxic materials handled or used by Azco in connection with its mining activities. Azco's policy is to accrue environmental and cleanup costs when it is probable that a liability has been incurred and the amount of such liability is determinable. However, future environment-related expenditures cannot be reasonably quantified in many circumstances due to the speculative nature of remediation and cleanup costs, estimates and methods, the imprecise and conflicting data regarding the characteristics of various types of materials and waste, the unknown number of other potentially responsible parties involved, the extent to which such costs may be recoverable from insurance and changing environmental laws and interpretations. As a result, Azco believes its future environment-related expenditures could potentially become material at some point, but the amount of such expenditures are uncertain at this time.

NO ASSURANCES CAN BE GIVEN THAT THE TITLE TO OUR MINERAL PROPERTIES DOES NOT CONTAIN DEFECTS, WHICH DEFECTS, IF ANY, COULD PREVENT US FROM MINING ACTIVITIES UNTIL SUCH DEFECTS ARE RESOLVED OR COULD RESULT IN THE LOSS OF SUCH RIGHTS

         Azco has taken steps to verify its title to mineral properties. These steps are believed to be consistent with usual industry standards. Nonetheless, no assurances can be given that such title does not contain defects, which defects may include prior agreements or transfers, among others. Any such defects could prevent Azco from conducting mining activities until resolved or could result in the loss of such rights.

                         RISKS RELATING TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 32,159,646 shares of common stock outstanding as of October 16, 2002, 28,692,998 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 3,466,648 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

         In addition, we have outstanding options and warrants to purchase up to 2,264,000 and 4,100,000 shares of common stock, respectively, and debentures convertible into 1,041,667 shares of common stock (assuming a conversion price of 80% of a recent price of $0.60 per share).

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our existing stockholders. As a result, our per share results would be diluted, and the market price of our common stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE  INVESTOR   UNDER  THE  EQUITY  LINE  OF  CREDIT  WILL  PAY  LESS  THAN  THE
THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 7.5% discount to the lowest closing bid price for the 5 trading days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         The significant downward pressure on the price of our common stock caused by the sale of significant amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the American Stock Exchange. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. That means that up to 6,680,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, (f) unfavorable weather conditions, in particular, high water levels in the Agua Fria rive which could temporarily limit access to the Black Canyon mica mine site, (g) the lack of commercial acceptance of our mica product or by-products, (h) changes in environmental laws, (i) problems regarding availability of materials and equipment, (j) failure of the mica project equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the project from producing commercially viable output, and (k) our lack of necessary financial resources to complete development of the mica product and by-products, successfully market our mica product and fund our other capital commitments. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The table identifies the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with Azco, except as follows:

         o    Cornell  Capital  Partners,  L.P. is the investor under the Equity
              Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

         o Westrock Advisors, Inc. is an unaffiliated registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. Greg Martino makes the investment decisions for Westrock Advisors, Inc. For its services, Westrock Advisors, Inc. received 9,901 shares of Azco's common stock, which is equal to $10,000 at a closing bid of $1.01 on June 19, 2002.

         o Omar Sanchez makes the investment decisions for Pacifica Financial Group, a consultant to Azco.

         The table follows:


                                               PERCENTAGE OF                     PERCENTAGE OF
                                                OUTSTANDING     SHARES TO BE      OUTSTANDING                      PERCENTAGE
                                 SHARES            SHARES         ACQUIRED        SHARES TO BE                      OF SHARES
                              BENEFICIALLY      BENEFICIALLY      UNDER THE      ACQUIRED UNDER    SHARES TO BE    BENEFICIALLY
                              OWNED BEFORE      OWNED BEFORE     EQUITY LINE       THE EQUITY       SOLD IN THE    OWNED AFTER
SELLING STOCKHOLDERS            OFFERING        OFFERING(1)      OF CREDIT(3)    LINE OF CREDIT      OFFERING      OFFERING(1)
--------------------------  ----------------  ---------------  ---------------  ----------------   -------------  --------------
Cornell Capital Partners,
L.P.                          1,279,291(4)          3.9%          4,710,808           12.8%          5,990,099         0.00%
Westrock Advisors, Inc.           9,901(5)             *                 --             --               9,901         0.00%
Pacifica Financial Group        430,000(5)          1.3%                 --             --             430,000         0.00%
Patty J. Ryan                   250,000(2)             *                 --             --             250,000         0.00%
TOTAL                         1,969,192             5.9%          4,710,808           12.8%          6,680,000         0.00%
                            ================  ===============  ===============  ================   =============  ==============
_________________________________________
*        Less than 1%.


(1) Applicable percentage of ownership is based on 32,159,646 shares of common stock outstanding as of October 16, 2002, together with securities exercisable or convertible into shares of common stock within 60 days of October 16, 2002, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 16, 2002, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Azco.

(2) Ms. Ryan exercised a warrant on April 9, 2002 and received 250,000 shares of common stock. She received this warrant in connection with a loan to Azco.

(3) The number of shares of common stock available under the Equity Line of Credit may be increased to a maximum of 5,752,475 shares of common stock if none of the outstanding debentures are converted into shares of common stock.

(4) This consists of 237,624 shares of common stock and debentures convertible into 1,041,667 shares of common stock. The 237,624 shares of common stock represent the one-time commitment fee. The number of shares of common stock underlying debentures may be increased by the number of shares of common stock being registered for the Equity Line of Credit.

(5)      Represents shares of common stock.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 92.5% of the lowest closing bid price of our common stock on the American Stock Exchange for the 5 trading days immediately following the notice date.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 5% retention of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS(1)                        $1,000,000   $3,000,000    $5,000,000

NET PROCEEDS                               $865,000   $2,765,000    $4,665,000

USE OF PROCEEDS:                             AMOUNT       AMOUNT        AMOUNT

Capital expenditures - Mica Project              --      352,500       352,500
Exploration and development                 200,000      325,000       325,000
Interest on Lease Arrangement                60,000       60,000        60,000
Management Compensation                     200,000      200,000       200,000
General Working Capital                     405,000    1,827,500     3,727,500
                                         ----------   ----------    ----------
TOTAL                                      $865,000   $2,765,000    $4,665,000
                                         ==========   ==========    ==========

_____________________

         (1)     After consideration of the 7.5% discount.

         Any proceeds received upon issuance of outstanding options or warrants will be used for general working capital purposes.

                                    DILUTION

         The net tangible book value of our company as of June 30, 2002 was $8,109,887 or $0.2603 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.61 per share.

         If we assume that our company had issued 5,752,475 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.61 per share (I.E., the maximum number of shares registered in this offering under the Equity Line of Credit), less retention fees of $175,451 and offering expenses of $85,000, our net tangible book value as of June 30, 2002 would have been $11,358,446 or $0.3078 per share. Note that at an offering price of $0.61 per share, Azco would receive gross proceeds of $3,509,010 or $1,490,990 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of ($0.0475) per share and an immediate dilution to new stockholders of $0.3022 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                           $0.6100
Net tangible book value per share before
 this offering                                     $0.2603
Increase attributable to new investors             $0.0475
                                              ------------
Net tangible book value per share after
 this offering                                                    $0.3078
                                                              -----------
Dilution per share to new stockholders                            $0.3022
                                                              ===========

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                      DILUTION PER
        ASSUMED            NO. OF SHARES                SHARE TO
    OFFERING PRICE        TO BE ISSUED(1)             NEW INVESTORS
    --------------        ---------------             -------------
       $0.6100               5,752,475                   $0.3022
       $0.4575               5,752,475                   $0.1723
       $0.3050               5,752,475                   $0.0424

_____________________

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                                 DIVIDEND POLICY

         We have not declared or paid any dividends on our common stock during the years ended June 30, 2002, 2001 or 2000. Following this offering, our dividend practices with respect to our common stock will be determined and may be changed from time to time by our board of directors. We will base any issuance of dividends upon our earnings, financial condition, capital requirements and other factors considered important by our board of directors. Delaware law and our articles of incorporation do not require our board of directors to declare dividends on our common stock. We expect to retain all earnings, if any, generated by our operations for the development and growth of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

                             SELECTED FINANCIAL DATA

         The selected financial data for each of the five years during the period ended June 30 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements as of June 30, 2002 and 2001 and for each of the three years in the period ended June 30 appear elsewhere herein. You should read the data presented below together with our consolidated financial statements and related notes, the other financial information contained herein, and "Management's Discussion and Analysis or Plan of Operation."


                                                                  YEARS ENDED JUNE 30,
                                  ----------------------------------------------------------------------------------------
                                       2002               2001               2000               1999              1998
------------------------------    --------------    ---------------   ---------------   ----------------    --------------
STATEMENT OF OPERATIONS DATA:

Sales                              $    64,880        $    17,600          $      --          $      --         $      --

Operating loss                     (4,476,861)        (3,436,202)        (4,491,676)        (5,449,583)       (4,091,951)

Net loss                           (4,247,586)        (3,365,376)        (3,899,486)        (4,528,006)       (3,044,112)

Loss per share                    $     (0.14)        $    (0.11)         $   (0.13)        $    (0.17)        $   (0.12)

Weighted avg. number of
  common shares and common
  equiv.                            30,295,261         29,964,636         29,846,839         26,787,226        25,646,449

BALANCE SHEET DATA:              JUNE 30, 2002      JUNE 30, 2001      JUNE 30, 2000      JUNE 30, 1999     JUNE 30, 1998

Capital assets                   $  10,641,020       $ 10,538,089        $ 8,181,582       $  2,219,997         $      --

Total assets                        12,991,072         11,904,545         13,872,311         17,353,717        19,486,669

Total debt (excluding current
  portion)                           2,675,445            866,023                 --                 --                --

Total liabilities                    4,881,185          1,747,142            566,028            387,984           299,061

Total stockholders' equity        $  8,109,887       $ 10,157,403       $ 13,306,283       $ 16,965,733      $ 19,187,608


                                        SELECTED QUARTERLY FINANCIAL DATA

         Certain quarterly financial information regarding Azco is set forth below:


                                         JUNE 30, 2002         MARCH 31, 2002       DECEMBER 31, 2001    SEPTEMBER 30, 2001
---------------------------------       ---------------      -----------------     -------------------   -------------------
Sales                                    $      8,800         $       31,280         $      24,800           $         0

Operating loss                             (2,720,329)              (895,542)             (508,055)             (532,935)

Net loss                                   (2,819,163)              (178,020)             (696,841)             (553,562)

Net loss per share (basic and
  diluted)                                      (0.09)                 (0.01)                (0.02)                (0.02)



                                         JUNE 30, 2001         MARCH 31, 2001       DECEMBER 31, 2000    SEPTEMBER 30, 2000
---------------------------------       ---------------      -----------------     -------------------   -------------------

Sales                                               --         $       17,600                    --                    --

Operating loss                             (1,007,684)              (613,016)             (832,447)             (963,055)

Net loss                                   (1,078,607)              (595,953)             (793,273)             (897,543)

Net loss per share (basic and
  diluted)                                      (0.05)                 (0.02)                (0.03)                (0.03)


                                 CAPITALIZATION

         The following table sets forth as of June 30, 2002, Azco's actual capitalization and pro forma capitalization after giving effect to the issuance of 5,752,475 shares of common stock under the Equity Line of Credit. This information assumes a purchase price under the Equity Line of Credit of $0.61 per share, less estimated offering expenses of $85,000 and a retention of $175,451. This table should be read in conjunction with the information contain in "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                       JUNE 30, 2002
                                             --------------------------------
                                                 ACTUAL            PROFORMA
                                             -------------      --------------
Financing lease liability                       1,975,650          1,975,650

Notes payable (including current
  portion)                                      1,058,740          1,058,740

Capital lease liability (including
  current portion)                                153,545            153,545
                                             -------------      --------------
Total long-term debt                           $3,187,935         $3,187,935
                                             =============      ==============
Stockholders' equity:

    Common stock, $0.002 par value                $62,304            $73,809

    Additional paid-in capital                 30,951,523         34,188,577

    Accumulated deficit                       (22,903,940)       (22,903,940)
                                             -------------      --------------
Total stockholders' equity                     $8,109,887        $11,358,446
                                             -------------      --------------
        Total capitalization                  $11,297,820        $14,546,381
                                             =============      ==============

(1) This table excludes outstanding options and warrants which if exercised into shares of common stock would result in Azco issuing 2,264,000 and 4,100,000 additional shares of common stock, respectively.


(2) Table excludes the effect of the $500,000 convertible debenture which closed in October 2002.

                              EQUITY LINE OF CREDIT

         SUMMARY. In June 2002, we entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92.5% of the lowest closing bid price of our common stock on the American Stock Exchange or other principal market on which our common stock is traded for the 5 trading days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 9,901 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount, less the 5% retention.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum of $500,000 with a minimum of five trading days between advances. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Further, as long as Azco's shares are traded on the American Stock Exchange, Azco may not request an advance if the issuance would result in the issuance of more than an aggregate of 19.99% of Azco's outstanding common stock without obtaining shareholder approval. This limitation is imposed by the American Stock Exchange. Because Cornell Capital Partners can repeatedly acquire and sell shares up to the 19.99% limit (or higher if shareholder approval is obtained or the stock is not traded on the American Stock Exchange), these limitations do not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued 5,752,475 shares to Cornell Capital Partners (i.e., the maximum number of shares being registered in the accompanying registration statement), based on a share price of $0.61 (quoted market price at October 16, 2002) under the Equity Line of Credit and upon conversion of debentures. If all of the shares are used in the Equity Line of Credit, we would receive gross proceeds of $3,509,010 or $1,490,990 less than is available under the Equity Line of Credit. We would need to register additional shares of common stock at a price of $0.61 per share in order to access the full amount available under the Equity Line of Credit. These shares would represent 12.8% of our outstanding common stock upon issuance. Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In addition, Cornell Capital Partners will retain 5% of each advance. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a commitment fee of $240,000, paid by the issuance of 237,624 shares of common stock. The number of shares issued for the commitment fee was equal to $1.01 per share. In addition, we issued 9,901 shares of common stock, valued at $10,000, to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the American Stock Exchange, the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the American Stock Exchange, the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 92.5% of the lowest closing bid price of our common stock on the American Stock Exchange or other principal trading market on which our common stock is traded for the 5 trading days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Line of Credit and received a one-time commitment fee of $240,000, which was paid by the issuance of 237,624 shares of common stock. The 7.5% discount, the 5% retention, and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 9,901 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make or market in Azco's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Azco's common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, and a one-time fee of $240,000 payable in common stock. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 9,901 shares of our common stock. The offering expenses consist of: a SEC registration fee of $381, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,119. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE  FOLLOWING  INFORMATION  SHOULD  BE READ IN  CONJUNCTION  WITH  THE
CONSOLIDATED FINANCIAL STATEMENTS OF AZCO AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-looking statements."

OVERVIEW

         Azco Mining Inc. is a mining company whose general business is to acquire, explore, and develop mineral properties. Its principal assets are the Black Canyon Mica Project in Arizona and an interest in the Piedras Verdes Project in Sonora, Mexico.

         Azco was formed in 1988. In December 1995, Azco sold its Sanchez copper project and a 70% interest in its Mexican copper project, the Piedras Verdes Project, to Phelps Dodge Corporation for $40 million. Material income since the sale has been a result of interest earned on the proceeds of the sale of these assets.

         Currently, Azco is focused on the start up of its recently constructed operating facilities to produce high quality muscovite mica and feldspathic sand from the Black Canyon mica project located near Phoenix, Arizona. In January 2002, Azco completed a financing that yielded $2,842,500 in net proceeds which has enabled limited production and marketing efforts to continue. It is most likely that additional financing will be necessary, in fiscal 2003, to bring Azco's mica project to commercial production levels.

RESEARCH AND DEVELOPMENT

         Azco currently retains Transmit Technology Group, LLC on a monthly basis to provide research and development for Azco's mica filled plastic products.

PLANT AND EQUIPMENT

         Azco is planning to implement capital enhancements and expansions to its sand plant over the next year. Additional rare-earth magnetic separators, necessary to obtain a premium price for the feldspathic sand, have been planned for implementation. It is possible to add magnetic separation capacity in stages enabling the implementation to follow marketing and cash needs. It is currently estimated that $1.5 million will be needed for the implementation of the expansion of the sand plant in order to maximize sand revenues.

RECENT DEVELOPMENTS

         In January 2002, Azco completed a financing lease transaction that yielded Azco net proceeds of $2,842,500. Under the terms of the transaction, Azco sold a 40% ownership in Azco's mica processing facility located in Glendale, Arizona. Subsequently, Azco leased the property back for an initial period of 10 years, with an option to repurchase the stake for 120% of the original sales price after the second year. The repurchase price of the property increases by 10% of the original sales price each year the option remains unexercised up to a maximum of 150% of the original sales price. The lessor maintains a mirror image option to put the property back to Azco. Payments for the first 6 months under the lease agreement are $30,000, for the second 6 months they increase to $37,500 after which time they are $45,000 per month. In connection with this transaction, Azco issued a warrant to purchase 2,550,000 shares of Azco's common stock at $0.50 per share. The warrant vested January 2002 and is exercisable through January 16, 2007.

         In June 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners. Pursuant to the Equity Line of Credit Agreement, we may, at our discretion, periodically sell to Cornell, shares of our common stock for a total purchase price of $5.0 million. The effectiveness of the sale of shares under the Equity Line of Credit is conditioned upon us registering the shares to be sold with the Securities and Exchange Commission. Cornell Capital Partners will purchase the shares of common stock for a 7.5% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell is entitled to retain 5% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $240,000, payable in shares of Azco common stock.

         Azco is currently selling products into the cosmetic grade mica market, as well as the golf course and construction sand markets.

EMPLOYEES AND CONSULTANTS

         As of June 30, 2002, we had fifteen employees, one part-time employee and two consultants. Additional employees will be added over the next year as production increases due to the receipt of additional orders of sand and mica products.

RESULTS OF OPERATIONS

          YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

SALES

         Sales increased in fiscal 2002 to $64,880 from $17,600 in fiscal 2001 due to the continuing acceptance of our cosmetic grade mica. Specifically, our sales volume in 2001 was 8,800 lbs. as compared to 31,600 lbs. in fiscal 2002. The sales consist of cosmetic grade mica produced from its Black Canyon Mica project located in Arizona. Since June 30, 2002, Azco is also selling feldspathic sand, a by-product of mica production, which is sold into the local golf course sand and stucco markets. Azco's customers consist of Presperse, Inc and KOBO, with respect to mica and Pioneer Sand and Western Stucco with respect to feldspathic sand.

         Azco recognizes the sale of product when an agreement of sale exists, product delivery has occurred, title has transferred to the customer and collectively is reasonably assured.

EXPENSES

         Production costs decreased by $104,705 due to lower than expected demand of Azco's mica product.

         Exploration costs decreased by $250,921 as the result of Azco's decision to not fund its current portion of expenses associated with the Piedras Verdes Copper Project.

         Salaries expense decreased in fiscal 2002 to $341,608 from $430,111 in fiscal 2001. This decrease was due to the non-renewal of management agreements with two former executives in October 2002.

         General and administrative expense increased in fiscal 2002 to $1,149,508 from $588,632 in fiscal 2001. This increase was due to $180,000 in financing lease payments in the fiscal 2002 that did not exist in fiscal 2001, as well as investor relations expense relating to contract services of $495,903 in the current fiscal period compared to $71,644 in fiscal 2001, accounting fees of $118,180 in the current fiscal period compared to $38,583 for fiscal 2001 and stock exchange fees of $108,023 in the current fiscal period compared to $51,673 for fiscal 2001. Investor relations expense includes $336,043 of non-cash expense related to the issuance of 820,000 shares of stock and 50,000 warrants to purchase stock in exchange for services rendered. The increase in accounting fees is due to services rendered in connection with the various financings throughout the year.

         Expenses of $1,030,900 related to the settlement reached with two of Azco's former executives were recorded in the fiscal year ended June 30, 2002.

         Financing expenses in the fiscal year ended June 30, 2002 were $315,591 compared to $72,139 in the previous year. The increase was due to recording of the transaction fees due under the Cornell Capital equity line of credit agreement, whereby Azco agreed to issue $250,000 of its common stock as fees.

OTHER INCOME AND EXPENSES

         Other income and expenses in fiscal 2002 was $(768,778) as compared to net other income of $70,826 in 2001. The principal factor was increased interest due to interest payments of $139,639 due on new notes payable and $457,745 of non-cash amortization expenses on debt discounts on the financing arrangements.

         Azco's income tax benefit for fiscal 2002 consisted of a $998,053 benefit associated with the carryback of net operating losses resulting from the March 2002 enactment of the Job Creation and Workers Assistance act of 2002.

NET LOSS

         Azco had a net loss of $4,247,586 in fiscal 2002 compared to a net loss of $3,365,376 in 2001. The increase in net loss for the year ended June 30, 2002 is the result of increased general and administrative expenses of $740,876, the recording of a $1,030,900 settlement with former executives and increased interest expense of $546,943. These increases were partially offset by a decrease in fiscal 2002 production costs of $104,705, decreased exploration expense of $250,921, a capital asset write-down of $349,744 in fiscal 2001 and a $998,053 income tax benefit recorded in fiscal 2002.

          YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000

SALES

         All material income received during fiscal 2001 and 2000 was a result of interest earned on available cash resources with the exception of $17,600 received in fiscal 2001 for the sale of mica products.

EXPENSES

         Salaries expense decreased in fiscal 2001 to $430,111 from $1,009,682 in fiscal 2000. This decrease was due to a reduction in executives resulting from the non-renewal of management agreements with former executives and the expensing of $201,900 due to the granting of stock options to non-employees in fiscal 2000.

         General and administrative expense decreased in fiscal 2001 to $588,632 from $1,027,582 in fiscal 2000. This decrease was due to the closure of the executive office in Vancouver, Canada and reduced investor relations activity

OTHER INCOME AND EXPENSES

         Other income in fiscal 2001 was $70,826 as compared to $592,190 in 2000. Income in the current period was reduced in large part due to a decrease in interest income of $209,959 (net of expenses) and the non-recurrence of a $277,500 sale of assets in fiscal 2000.

NET LOSS

         Azco had a net loss of $3,365,376 in fiscal 2001 compared to a net loss of $3,899,486 in 2000. The decrease in net loss for fiscal 2001 is the result of decrease in salaries and general and administrative expense of $1,018,524. The decrease was offset by a decrease in the 2001 fiscal year in other income of $521,364.

         LIQUIDITY AND CAPITAL RESOURCES

         As of June 30, 2002, we had cash-on-hand of $884,647. We anticipate that our current cash-on-hand will fund our current operations for approximately nine months.

         Azco believes that it will need additional financing to fund its operating and capital requirements over the next twelve months assuming that Azco continues to advance it marketing and sales efforts. In particular, Azco anticipates the need for at least $2.9 million of additional financing during the next 12 months, in order to fund the following expected uses:

              Mica project operating losses                      $ 500,000
              Mica project capital expenditures                    350,000
              Corporate overhead and related expenses            1,400,000
              Exploration and development                          650,000
                                                                ----------
              Total funds needed                                $2,900,000

         If Azco's mica and sand project does not achieve commercial production levels or if Azco is unable to successfully market the mica and sand products during the next 12 months, Azco will need increased additional funding to meet its operating expenses.

         Our primary need for cash is to fund our ongoing operations until such time that the sale of minerals generates enough revenue to fund operations. In addition, our need for cash includes satisfying current liabilities of
$1,570,440 as of June 30, 2002, consisting of accounts payable and accrued liabilities of $540,768, accrued settlement obligation of $586,000 and notes payable of $443,672.

         A summary of the maturity dates of the notes payable due within the next twelve months and the amounts (excluding debt discounts) are set forth below:

                   DUE DATES                           AMOUNT
                   ---------------------      ----------------
                   August 27, 2002                   $100,000
                   September 4, 2002                  200,000
                   October 19, 2002                   100,000
                   December 3, 2002                   100,000
                                              ----------------
                   Total                             $500,000
                                              ================

         In addition, Azco is obligated under the financing lease completed in January 2002 for which monthly payments for the first six-month period July 2002 to December 2002 are $37,500 and thereafter are $45,000 per month.

         Azco leases some heavy equipment. Certain equipment leases are classified as capital leases and, accordingly, the equipment and related obligation are recorded on its balance sheet. Azco is committed to lease its former executive office in Vancouver, British Columbia, through April 2004 for a monthly payment of $5,250. This location currently has a tenant under a sub-lease contract whereby Azco is receiving $3,140 per month.

         In conjunction with the departure of two former executives in October 2000, Azco entered into a severance agreement whereby Azco is required to make up-front payments of $20,000 and 24 monthly payments of $10,000 to each director through June 2004, with the remaining balance of $90,000 due in July 2004. Under the terms of the agreement, Azco additionally is required to provide Messrs. Harvey and Lindsay each with 150,000 shares of unrestricted common stock in Azco Mining, Inc.

         The following table is provided to detail our contractual obligations and lease commitments:

                            PAYMENTS DUE    PAYMENTS DUE IN    PAYMENTS DUE IN    PAYMENTS DUE
                              THROUGH          1-3 YEARS          4-5 YEARS          AFTER
                           JUNE 30, 2003       2003-2005          2006-2007           2007

Equipment leases            $   98,358         $   84,727          $      -        $      -
Office lease                    61,680             51,400                 -               -
Settlement payments            280,000            420,000                 -               -
Notes payable                  610,000            872,000                 -               -
Financing lease                495,000          1,080,000           1,080,000       6,930,000
                           ------------       ------------         -----------     -----------
Total contractual
  obligations               $1,545,038         $2,508,127          $1,080,000      $6,930,000
                           ============       ============         ===========     ===========

         Cobre del Mayo S.A. de C.V. is a Mexican corporation set up to develop the Piedras Verdes copper project in Sonora, Mexico. Azco owns an interest in Cobre del Mayo. Azco's interest in the Piedras Verdes Copper Project has been diluted from its original ownership of 30% as a result of its decision not to make certain funding requirements in the current year. The 70% owner is a Canadian privately held company, Frontera Copper Corporation. Frontera plans to secure necessary financing for the Piedras Verdes Project and to advance it to a bankable feasibility stage as soon as possible. Under the Cobre del Mayo shareholders agreement, we are obligated to fund 30% of the development expenses incurred in connection with the Piedras Verde project. The type, amount and timing of development are determined at the sole discretion of Frontera. Azco has informed Frontera that until it has secured a more stable financial position it will be unable to fund its 30% portion of development expenses. Under the terms of the Cobre del Mayo shareholders agreement, Azco's ownership in Cobre del Mayo S.A. will be diluted proportionate to the contributions Azco has made to that date. Azco will have the opportunity to resume contributions at any time at a rate equal to its ownership level at that time.

         In January 2002, Patty J. Ryan exercised her warrant to purchase 250,000 shares of common stock at a price of $0.40 per share. The warrant was issued in connection with the August 27, 2002, one-year, $200,000 note payable yielding 12% interest. In lieu of payment for the exercise price, the outstanding note payable was reduced by $100,000. The $100,000 balance of the note was retired in August 2002.

          In September 2001, Azco received a one-year $200,000 loan, currently bearing interest at 12% per annum, from Mr. Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in November 2001 and is exercisable through September 4, 2002. Azco is currently in negotiations with Mr. Barrenchea regarding the extension of this loan. Azco has offered to extend the exercise date of the warrant an additional year, in exchange a one-year extension of the loan.

         In October 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from Mr. Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in December 2001 and is exercisable through October 19, 2002.

         In December 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from a sophisticated investor and shareholder, Luis Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in February 2002 and is exercisable through December 3, 2002.

         In June 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners. Pursuant to the Equity Line of Credit Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $5.0 million. The effectiveness of the sale of shares under the Equity Line of Credit is conditioned upon us registering the shares to be sold with the Securities and Exchange Commission.

         In October 2002, Azco raised $500,000 from the sale of convertible debentures. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one-hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average of the three lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion debentures would have taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

         Other than the Equity Line of Credit, we do not have any commitments for funding. No assurances can be given that the Equity Line of Credit will provide sufficient funding to finance our ongoing operations or our long-term business plan. Among other reasons, this is due to the limit, imposed by the American Stock Exchange, whereby a maximum of 6,000,000 shares may be issued under the Equity Line of Credit. Further, no assurance can be given that we will be able to obtain other commitments for financing on favorable terms or at all. Current economic and market conditions have made it difficult to raise required finances.

         If we are unable to access the Equity Line of Credit or obtain alternative financing arrangements, Azco (i) may be unable to fund our required development expense of the Piedras Verdes project, resulting in substantial dilution of Azco's interest, (ii) may be forced to delay or terminate the development and marketing of Azco's mica and sand by-products, thereby hindering or eliminating Azco's expected primary source of future revenue, (iii) may be required to eliminate substantially all business activities to conserve cash, or
(iv) may need to seek protection under the U.S. bankruptcy laws.

GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that Azco will continue to operate as a going concern. Azco has suffered recurring losses and negative cash flows from operations. Azco will require substantial additional funds to continue operations.

         These matters raise substantial doubt about Azco's ability to continue as a going concern. The accompanying consolidated financial statements do not include the adjustments that would be necessary, and could be significant, including a provision of impairment for plant and equipment should Azco be unable to continue as a going concern.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matter was submitted to a vote of Azco's security holders during the quarter ended June 30, 2002.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement is effective as of the beginning of fiscal 2003. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost will be capitalized as part of the asset's carrying value and subsequently allocated to expense over the assets useful life. At June 30, 2002, Azco had recorded a net asset of approximately $187,000 and a corresponding liability of $190,400 associated with its estimate of ultimate reclamation costs associated with the Black Canyon site. Azco is currently in the process of determining the impact of the pronouncement on its financial position, results of operations and cash flows. Differences from those amounts currently reported may result from the impact of discounting and its estimate of third party costs of reclamation.

         In October  2001,  the FASB issued SFAS No.  144,  "Accounting  for the
Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces certain previously issued accounting guidance, develops a single accounting model for long-lived assets other than goodwill and indefinite-lived intangibles, and broadens the framework previously established for assets to be disposed of by sale (whether previously held or newly acquired). This Statement is effective as of the beginning of fiscal 2003. The pronouncement is not expected to have a material impact on Azco's financial position, results of operations and cash flows.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendments of FASB Statement No. 13, and Technical Corrections". This Statement rescinds SFAS No. 4, SFAS No. 64 and further clarifies debt extinguishments which classify as extraordinary. Additionally, SFAS No. 145 amends SFAS No. 13 in order to clarify the accounting for the treatment of lease modifications. Provisions of this Statement relating to the rescission SFAS No. 4 are effective for fiscal year 2003 and provisions of this Statement relating to the SFAS No. 13 are effective for transactions occurring after May 15, 2002. The pronouncement is not expected to have a material impact on its financial position, results of operations or cash flows.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces Emerging Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring)". The primary difference from existing guidance is that SFAS No. 146 requires the recognition cost at fair value when a liability is incurred, versus at the date of the exit plan approval. This
Statement is effective for exit and disposal activities of Azco that are initiated after December 31, 2002. Azco has not historically had significant exit or disposal activities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Azco believes the following significant assumptions and estimates influence its more critical practices and accounting policies used in the
preparation  of  its  consolidated   financial   statements.

         Azco has initially estimated its ore reserves at the Black Canyon Mica Mine based on its exploration program completed in 1999. Uncertainties are inherent in certain of the Company's critical accounting policies and estimated quantities of reserves, including many factors beyond the control of the Company. Ore reserve estimates are currently based upon engineering evaluations of assay values from 41 drill holes and samples of outcropping surface structures. Azco uses its ore reserve estimate in calculating the depreciation of production assets and their long-term recovery. The Company's estimate of ore reserves together with its assumed sales volumes and realized prices for mica products are significant factors used in performing annual impairment assessments of its long-lived assets. Changes in ore reserve estimates and other assumptions regarding pricing and volume could materially influence these assessments. Should the quantity of sales of mica and other products not materialize, significant impairments of the Company's long-lived assets may result.

         Environmental liabilities are based on bonding requirements placed on the Black Canyon Mica Mine by the State of Arizona and the Bureau of Land Management. Currently a total bond of $190,400 is in place with these agencies. Azco records the liability when incurred and books the reclamation expense as the ore reserve is processed.

QUANTITATIVE  AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Azco's financial instruments include cash and cash equivalents and long-term debt. Azco considers all financial instruments which are highly liquid and have original maturities of three months or less to be cash and cash equivalents which are readily convertible into cash. Azco's cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments. The total outstanding long-term debt (including capital leases) of Azco as of June 30, 2002 was $2,659,523. Azco's long-term debt is not subject to interest rate risk because all of Azco's long-term debt has fixed rates of interest. Azco does not enter into contracts for speculative or investment purposes.

                             DESCRIPTION OF BUSINESS

         Azco Mining Inc. is a U.S. mining company, incorporated in August 1991 in the state of Delaware, with a general business strategy to acquire and develop mineral properties amenable to low cost production. Azco is currently focused on producing high quality muscovite mica from its Black Canyon Mica project located in Arizona. Construction has been completed on the mica project and sales of cosmetic grade mica have begun. Marketing efforts are concentrated on the sale of mica filled plastic pellets, developed by Azco, to be used in the production of reinforced plastics. Feldspathic sand, produced as a by-product of mica production, is being sold into the local stucco and golf course sand markets.

         Azco also owns an interest in the Piedras Verdes copper mining project in Sonora, Mexico. This project was originally a strategic partnership with Phelps Dodge Corporation ("Phelps Dodge"), which subsequently sold their share to Frontera Copper Corporation. If Azco does not fund its share of expenditures, the interest is subject to dilution under a shareholders agreement.

         Prior to the sale of the majority of its copper assets, Azco was dedicated to the development and production of low-cost copper utilizing solvent extraction-electrowinning or the SX-EW process. Azco's principal mineral property was the Sanchez porphyry copper project located about 10 miles northeast of the City of Safford in southeastern Arizona. Azco also had interests in two other porphyry copper properties, the Piedras Verdes and Suaqui Verde properties located in Sonora State, Mexico. On July 27, 1995, the Board of Directors of Azco signed definitive agreements with Phelps Dodge to sell a substantial portion of Azco's copper assets. Azco's shareholders approved the sale of all of the Sanchez Project and 70% of the Piedras Verdes project for gross consideration of $40 million.

         A predecessor of Azco was incorporated in July 1988 under the laws of Colorado to acquire the mining rights to the Sanchez Project, as well as certain other mineral properties. On August 27, 1991, the predecessor was merged into Azco, a newly incorporated Delaware corporation. In October 1991, Azco acquired all of the shares of Filton Enterprises Limited, a Gibraltar corporation, in return for the issuance of 3,650,000 common shares. At that time, Filton owned rights in two mining properties located in Mexico: the Suaqui Verde project located in southeastern Sonora and the Piedras Verdes project located in southern Sonora. Filton was dissolved in 1994 and its assets were distributed to Azco.

         In July 1992, Azco merged with Azco Mining Inc., a Wyoming corporation ("AZCO WYOMING"), with Azco being the survivor of the merger. At the time of the completion of the merger, Azco Wyoming had 3,946,550 shares issued and outstanding and Azco had 12,633,822 common shares issued and outstanding. One common share of Azco was issued in exchange for each share of Azco Wyoming in connection with the merger. Azco Wyoming was formerly a British Columbia corporation, which was incorporated under the laws of the Province of British Columbia in August 1981 under the name 241145 B.C. Ltd. 241145 B.C. Ltd. changed its name to Canarex Resources Inc. in June 1983, to International Baron Resources Ltd. in January 1988, and finally to Azco Mining Inc. in February 1992. Azco Wyoming was continued under the laws of Wyoming in May 1992 prior to merging with Azco.

         In March 1999, Azco completed the acquisition of Arizona Mica Properties, Inc. ("Arizona Mica"), an Arizona corporation, which owned the rights to develop 43 unpatented lode-mining claims located in Yavapai County, Arizona. It is from these mining claims that Azco obtains all of its mica. This acquisition was accomplished through the merger of Arizona Mica with and into Azco's wholly-owned subsidiary, Sanchez Mining Inc., a Delaware corporation, with Sanchez being the surviving corporation. Sanchez subsequently changed its name to Azco Mica, Inc. In connection with the merger, Azco issued an aggregate of 4,500,000 shares of its common stock in equal amounts to each of the three shareholders of Arizona Mica: Lawrence G. Olson, John O. Rud and Floyd R. Bleak.

         RECENT DEVELOPMENTS

         In October 2002, Azco raised $500,000 from the sale of convertible debentures. These debentures are convertible, at the holder's option, into shares of common stock at a price equal to either (a) 120% of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average of the three lowest closing bid prices of the common stock for the five trading days immediately preceding the conversion date. If such conversion debentures would have taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

         Azco is currently selling products into the cosmetic grade mica market, as well as the golf course and construction sand markets.

         EXPLORATION AND DEVELOPMENT

         Azco incurred exploration expenses of $116,895 during fiscal 2002 in connection with its funding requirements under the terms of its 30% share of the Piedras Verdes project.

         Effective September 1, 2001, Randgold Resources terminated the West Africa Gold Joint Venture - Mali exploration agreement with Azco. Randgold previously had the right to earn 75% of Azco's mineral interests in WAG through an agreement where Randgold would spend a minimum $2 million establishing a minimum one million ounce gold deposit. Azco has no plans to renew the mineral concessions or the work commitment with the Malian government. During fiscal 2002, Azco incurred no exploration expense on the Mali project.

         Azco continues to control the Silverado and the Alamos claims in Sonora, Mexico. In an effort to limit financial exposure, Azco intends to try to attract a joint venture partner to help further explore these claim blocks. Exploration expenses of $41,292 were incurred with respect to the Silverado and Alamos claims in fiscal 2002.

         PRODUCTS

         Azco currently is selling cosmetic grade mica and feldspathic sand. Feldspathic sand is a by-product of the mica concentrator, which is sold as golf course bunker sand, and stucco sand. Mica filled plastic pellets have been produced and are currently being marketed to the manufacturers of reinforced plastics. Azco produces mica that is being sold into or marketed to the cosmetic, paint, plastic, coatings and pigments industries.

         MARKETING

         Azco employs a full-time marketing director on a monthly contract basis. An eastern United States plastic distributor is on retainer for the development of the mica reinforced plastics market. A local engineer is under retainer for the development of the local and western United States mica market. In addition, Azco has a commissioned salesman arranging the sales of its sand products.

         CUSTOMERS

         Azco sells its cosmetic grade mica to Presperse, Inc. and KOBO, who distribute the product to various cosmetic manufacturers. Pioneer Sand purchases our golf course bunker sand and Western Stucco currently purchases our stucco sand.

         COMPETITION

         Many companies are engaged in the exploration and development of mineral properties. Azco may be at a disadvantage with respect to some of its competitors because many of these companies have substantially greater technical and financial resources than Azco.

         Engelhard Corp. and Georgia Industrial Minerals are considered to Azco's main competitors in the production of wet ground mica. Oglebay Norton Co. is considered to be Azco's chief competitor for the production of crushed silica sand in the Phoenix, Arizona area.

         EMPLOYEES AND CONSULTANTS

         As of June 30, 2002, we had fifteen full-time employees, one part-time employee and two consultants. None of our employees are covered by a labor union contract or any collective bargaining agreement.

                                   MANAGEMENT

         Azco's present directors and officers are as follows:

NAME AND ADDRESS           AGE    POSITION                          DATE ELECTED
------------------------ -------  -------------------------------   ------------
Lawrence G. Olson          65     President, Chairman, Chief        1999
                                  Executive Officer and Director

Paul A Hodges              75     Director                          1993

Stanley A. Ratzlaff        67     Director                          2001

M. William Lightner Jr.    68     Director                          2001

Ryan A. Modesto            47     Vice President Finance,           1996
                                  Corporate Secretary

Gary L. Simmerman          52     Vice President Operations         1998

         All of the directors and officers of Azco have held their principal occupations as set out above during at least the last five years, except as described below:

         LAWRENCE G. OLSON, aged 65, became a director of Azco on March 15, 1999 in connection with the acquisition of Arizona Mica. Mr. Olson has owned and operated his own business, Olson Precast of Arizona Inc., since 1973. In 1998, Olson Precast of New Mexico, Inc., a company controlled by Mr. Olson, was liquidated under bankruptcy laws in proceedings in the U.S. Bankruptcy Court for the District of New Mexico. Mr. Olson received a B.S. in Civil Engineering from the University of Southern California in 1959.

         PAUL A. HODGES, aged 75, a director, has a degree of Engineer of Mines from the Colorado School of Mines and is a Registered Professional Engineer in Arizona. Mr. Hodges has over 40 years experience in the mining industry covering exploration, operations, project startup, management and financing and has worked for Anaconda, Asarco, RTZ and St. Joe. Mr. Hodges was the Chief Engineer worldwide for open pit mining for RTZ and was the President of Anamax Mining Company at Twin Buttes. Most recently, Mr. Hodges was the President of Compania Minera El Indio. Mr. Hodges was a director of Lac Minerals Limited, a publicly traded company acquired by American Barrick in late 1994. Mr. Hodges joined the Board of Azco in August 1993.

         STANLEY A. RATZLAFF, aged 67, became a director of Azco on February 13, 2001. Mr. Ratzlaff, a Financial Consultant and CPA, has a B.A., cum laude, from San Jose State University. He also completed the Advanced Management Program at Harvard Business School. Mr. Ratzlaff worked from 1961 to 1969 for the public accounting firm of Ernst & Young. Since that time, Mr. Ratzlaff has held the following positions: Assistant Controller of Atlantic Richfield Company,
Corporate Controller of Standard Oil Company (Ohio), Vice President and Controller of Occidental Petroleum Corporation and Vice President and Controller of Pacific Enterprises. From 1994 to present, Mr. Ratzlaff has been a consulting CFO for small companies.

         M. WILLIAM LIGHTNER JR., aged 68, became a director of Azco on March 6, 2001. Mr. Lightner, a Financial Consultant and CPA, has a B.S. in Commerce from Grove City College and a MBA from the University of Pennsylvania, Wharton School of Business. Mr. Lightner spent 31 years with the public accounting firm Arthur Andersen & Co., retiring in 1989 as a Partner. Mr. Lightner became involved in leveraged buy-outs and held the positions of Chairman of Mica Resources and Financial Vice President of Merit Energy. Most recently, Mr. Lightner held the positions of CFO and Executive Vice President at Consumer Packaging, Inc. (1994 to 1999) and Anchor Glass Container Corp. (1997 to 2000).

         RYAN MODESTO, aged 47, Vice President Finance since October 26, 1998 and Corporate Secretary since October 25, 2000, joined Azco in June of 1994 as Controller of the Sanchez Project. Mr. Modesto served as Azco's Corporate Controller and Principal Accounting Officer from January of 1996 to October of 1998. Mr. Modesto earned a B.S. in Accounting from the University of Utah in 1977 and has 24 years of accounting and administrative experience in the mining industry. For the six years prior to joining Azco, Mr. Modesto was the Controller for Corona Gold Inc.'s Santa Fe Mine located in Nevada.

         GARY L. SIMMERMAN, aged 52, joined Azco in September 1992 as Chief Engineer of the Sanchez Project, and in October of 1998 was appointed
Vice-President of Operations. Mr. Simmerman, a mining engineer from the University of Arizona, has been working in the mining industry since 1974, and has been involved in exploration, development and production operations in gold, silver, copper, cobalt, coal and uranium. For the five years prior to joining Azco, Mr. Simmerman was Chief Engineer for Santa Fe Pacific Gold's Rabbit Creek Mine and was involved in the original determinations of the ore reserves and the feasibility stage through startup, production and expansion to a 200,000-ton per day operation.

AUDIT COMMITTEE REPORT

         Azco's Audit Committee is presently composed of three directors of Azco. Azco adopted its Audit Committee Charter in June 2000 and in accordance with the Audit Committee Charter's definition of "independent" directors, Anthony R. Harvey, an officer of Azco, resigned as a member of the Audit Committee and was replaced by Lawrence G. Olson. Mr. Olson was not an officer of Azco at the time of his appointment to the Audit Committee. The Board of Directors has determined that all members of the Audit Committee who attended the Audit Committee meeting held in September 2000 and those persons presently acting as directors of the Audit Committee are "independent" as defined in the American Stock Exchange listing standards regarding audit committees. The Audit Committee is responsible for monitoring and reviewing Azco's financial reporting process on behalf of the Board of Directors. Management is responsible for Azco's internal controls and the financial reporting process while the independent accountants are responsible for performing an independent audit of Azco's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

         The Audit Committee held four meetings during fiscal year 2002. The meetings were designed to facilitate and encourage open communication between the Audit Committee and Azco's independent public accountant, PricewaterhouseCoopers LLP. During the meetings, the Audit Committee reviewed and discussed Azco's quarterly and annual financial statements with management and with PricewaterhouseCoopers LLP. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61. PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter relative to auditor independence as required by Independence Standards Board Standard No. 1 and the Committee has discussed with PricewaterhouseCoopers its independence. PricewaterhouseCoopers LLP did not perform any non-audit services other than tax services during fiscal year 2002.

         Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Azco's Annual Report on Form 10-K for the year ended June 30, 2002.

EXECUTIVE COMPENSATION

         The following table summarizes the total compensation of the Chief Executive Officer and the other most highly compensated executive officers of Azco earning in excess of $100,000 for the year ended June 30, 2002, as well as the total compensation paid to each such individual for Azco's three previous fiscal years:


                                                  SUMMARY COMPENSATION TABLE
                                                ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                              -------------------------- ----------------------------------
                                                                         RESTRICTED                 LTIP
                                                          OTHER ANNUAL      STOCK     OPTIONS/SARS  PAYOUTS     ALL OTHER
NAME AND TITLE        YEAR      SALARY         BONUS      COMPENSATION     AWARDED        (#)          ($)     COMPENSATION
------------------   ------    ----------     --------   --------------- -----------  -------------  -------   -------------
Lawrence G. Olson      2002           $0           $0              $0            0       100,000       0             0
President, CEO,        2001           $0           $0       $4,500(1)            0             0       0             0
Chairman               2000           $0           $0      $18,000(1)            0             0       0             0

Ryan A. Modesto        2002     $136,000           $0              $0            0        30,000       0             0
V.P. of Finance,       2001     $110,000           $0      $31,044(2)            0             0       0             0
Secretary              2000     $116,664       $5,583              $0            0             0       0             0

Gary L. Simmerman      2002     $189,592           $0              $0            0             0       0             0
V.P. of Operations     2001     $160,416           $0              $0            0             0       0             0
                       2000     $158,824       $7,750              $0            0        50,000       0             0



(1) These amounts represent directors fees paid to Mr. Olson prior to October 2000. Mr. Olson has received no salary or fees since he became Chairman of the Board, President and CEO of Azco in October 2000.

(2) Mr. Modesto was reimbursed $31,044 in relocation costs in conjunction with the move of Azco's corporate office from Ferndale, Washington to Glendale, Arizona.



         The following table contains information regarding options granted in the year ended June 30, 2002, by Azco's named executive officers.



                                        OPTION GRANTS IN LAST FISCAL YEAR

                       NUMBER OF   % OF TOTAL
                      SECURITIES     OPTIONS                                             POTENTIAL REALIZED VALUE (US$)
                      UNDERLYING   GRANTED TO                                                AT ASSUMED ANNUAL RATES
                        OPTIONS     EMPLOYEES   EXERCISE OR                              OF STOCK PRICE APPRECIATION FOR
                        GRANTED     IN FISCAL   BASE PRICE                                         OPTION TERM
NAME                      (#)         YEAR      (US$/SHARE)      EXPIRATION DATE              5%                10%
--------------------   ---------    ----------  ------------   --------------------       ---------         ----------
Lawrence G. Olson       100,000        77%         $0.67        February 12, 2007          $18,510            $40,904
Ryan A. Modesto         30,000         23%         $0.67        February 12, 2007           $5,553            $12,271

         The options represented in the above table are exercisable from the date of grant (February 12, 2002).

         The following table contains information regarding options exercised in the year ended June 30, 2002, and the number of shares of common stock underlying options held as of June 30, 2002, by Azco's named executive officers.


                                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                       AND FY-END OPTIONS VALUES

                                                                                                VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES UNDERLYING   IN-THE-MONEY OPTIONS AT FY-END
                                                          UNEXERCISED OPTIONS AT FY-END                ($)(*)
                                                         -------------------------------   -------------------------------
                            SHARES
                          ACQUIRED ON
NAME                       EXERCISE     VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------    --------------  ---------------   -----------     --------------    -----------     --------------
Lawrence G. Olson                  --              --         200,000           0                69,380          0
Gary L. Simmerman              25,000         $22,500         290,000           0                78,284          0
Ryan A. Modesto                    --              --         200,000           0               107,752          0

(*)      Based on the closing price of $1.02 of Azco's common stock as quoted on The American Stock Exchange on June 28, 2002.


COMPENSATION OF DIRECTORS

         Azco pays to each of its outside, non-officer directors a fee of $1,500 per month. Azco also reimburses its directors for reasonable expenses incurred by them in attending meetings of the Board of Directors. During fiscal year 2002, non-officer directors received a total of $-0- in consulting fees separate and distinct from directors fees as a result of actual services rendered above and beyond those typical of a non-officer director. It is Azco's policy to grant immediately exercisable options to directors upon their initial election to purchase 100,000 shares of Azco's common stock at an exercise price equal to the fair market value of the stock.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

         Management agreements were provided to Mr. Modesto on November 19, 1996 and to Mr. Simmerman on October 23, 1998. The management agreements provide for a lump sum distribution in an amount (taking into account all other applicable change in control payments by Azco) not to exceed 299% of the base amount as defined in IRC Section 280G (b) upon a change in control. Such "base amount" is generally equivalent to the applicable person's average annual compensation from Azco includable in his gross income over the preceding five years. Change of control is therein defined to include only the following:

         (i) the acquisition (whether direct or indirect) of shares in excess of 20% of the outstanding shares of common stock by a person or group of persons, other than through a public equity offering;

         (ii) the occurrence of any transaction relating to Azco required to be described pursuant to the requirements of item 6(e) of Schedule 14A of Regulation 14A of the SEC under the Securities and Exchange Act of 1934; or

         (iii) any change in the composition of the Board of Directors of Azco resulting in a majority of the present directors not constituting a majority; provided, that in making such determination directors who were elected by, or on the recommendation of, such present majority, shall be excluded.

         On August 15, 1994 and on December 8, 1999, Azco provided director's agreements to Messrs. Hodges and Olson. The same agreements were provided Messrs. Ratzlaff and Lightner on April 26, 2002. The director's agreements are effective in the event of a change in control of Azco. The director's agreements provide for a lump sum distribution not to exceed $100,000 to each of Messrs. Hodges, Olson, Lightner and Ratzlaff, upon a change in control. The terms "change in control" has the same definition as set forth above in connection with the management agreements.

STOCK OPTION PLAN

         Azco has a Stock Option Plan (the Plan) dated July 24, 1989, as amended, for the granting of options to purchase common stock. The board of directors may grant options to key personnel and others as it deems appropriate provided the number of options does not exceed 5,950,424. On June 30, 2002 there were 2,264,000 options outstanding under the Plan. There are no vesting requirements under the Plan. The options are exercisable over a maximum term of five years.

         The following table contains information regarding Azco's stock option plan as of June 30, 2002:

                                    NUMBER OF SECURITIES                                          NUMBER OF SECURITIES
                                      TO BE ISSUED UPON        WEIGHTED AVERAGE EXERCISE        REMAINING AVAILABLE FOR
                                         EXERCISE OF         PRICE OF OUTSTANDING OPTIONS     FUTURE ISSUANCE UNDER EQUITY
PLAN CATEGORY                        OUTSTANDING OPTIONS                  US$                      COMPENSATION PLAN
------------------------------     ------------------------ --------------------------------  -----------------------------
Equity compensation plan                  2,264,000                      $0.67                         1,898,924
approved by security holders


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         EffectiveMay 16, 2001, Mr. Hodges, Mr. Ratzlaff and Mr. Lightner were appointed as Azco's Compensation Committee.

                             DESCRIPTION OF PROPERTY

BLACK CANYON MICA PROJECT

         Azco has staked 162 additional claims adjacent to its original property and has defined, through two drill programs, a deposit of 3,926,700 tons of muscovite mica ore. In the fourth quarter of fiscal 2000, limited production was initiated at Azco's 10,000-ton per year wet ground mica processing facility in Glendale, Arizona. Construction of the crushing and concentrating circuits, at the mine-site near Black Canyon City, Arizona, was completed in June 2001.

         Through June 30, 2002, Azco has incurred the following capital costs in relation to the mica project:

             Acquisition of mineral properties                 $  2,219,996
             Mining and processing plant and equip.               7,122,679
             Development costs                                    1,104,966
             Accumulated amortization                              (94,769)
                                                               ------------
             Total                                             $ 10,352,872
                                                               ------------

         During the year ended June 30, 2002, the following expenses were incurred in relation to the mica project:

             Write-down of inventory costs                     $  1,340,207
             Other production costs                                  31,600
             Reclamation                                                330
                                                               ------------
                    Total                                      $  1,372,137
                                                               ------------

PIEDRAS VERDES PROJECT

         Cobre del Mayo S.A. de C.V. is a Mexican corporation set up to develop the Piedras Verdes copper project in Sonora, Mexico. Azco owns an interest of Cobre del Mayo and, in March 2002, Phelps Dodge sold its 70% operating interest in Cobre del Mayo to a privately held Canadian company, Frontera Copper Corporation. Frontera plans to secure necessary financing for the Piedras Verdes Project and to advance it to a bankable feasibility stage as soon as possible. Under the Cobre del Mayo shareholders agreement, we are obligated to fund 30% of the development expenses incurred in connection with the Piedras Verde project. The type, amount and timing of development are determined at the sole discretion of Frontera. Azco has informed Frontera that until it has secured a more stable financial position it will be unable to fund its 30% portion of development expenses. Under the terms of the Cobre del Mayo shareholders agreement, Azco's ownership in Cobre del Mayo will be diluted proportionate to the contributions Azco has made to date. Azco will have the opportunity to resume contributions at any time at a rate equal to its ownership level at that time. During the fiscal year ended June 30, 2002, Azco funded $116,895 of the development costs.

         Prior to the sale of a 70% interest in Cobre del Mayo to Phelps Dodge in late 1995, Azco drilled 242 reverse circulation holes totaling 26,815 meters. During the period of Phelps Dodge involvement, December 1995 through March 2002, an additional 217 holes were cored totaling 47,869 meters. In addition, the geologic mapping was expanded, metallurgical testing advanced and a geological and ore deposit model prepared in addition to a positive pre-feasibility report. The Cobre del Mayo partners believe that there are sufficient exploration results available on the project to advance it to the bankable feasibility stage without additional drilling or testing.

         Azco estimates that the inferred mineral resource at the Piedras Verdes property contains a 316 million ton deposit grading .37% copper or 2.34 billion pounds of contained copper (at a .2% cut-off). However, there are no proven or probable reserves confirmed at the Piedras Verdes property at this time.

NEW PLANET PROPERTY

         In September 2000, Azco entered into a lease purchase option with the New Planet Copper Mining Company on 31 patented mining claims located in La Paz County, Arizona. Azco is currently paying $1,500 a month in rental fees and is assessing the viability of developing the property for its micaceous iron oxide (specular hematite) potential.

MALI GOLD CONCESSION

         Effective September 1, 2001, Randgold Resources terminated the WAG Joint Venture - Mali exploration agreement with Azco. Azco has no plans to renew the mineral concessions or the work commitment with the Malian government.

SILVERADO AND ALAMOS CLAIMS

         Azco continues to control the Silverado and the Alamos claims in Sonora, Mexico. In an effort to limit financial exposure, Azco intends to try to attract a joint venture partner to help further explore these claim blocks. Exploration expenses of $41,292 were allocated to the Silverado and Alamos claims in fiscal 2002.

                                LEGAL PROCEEDINGS

         In July 2002, Azco entered into a settlement agreement regarding fees payable under terminated management agreements with two of its former officers and directors, Mr. Alan P. Lindsay and Mr. Anthony R. Harvey. Azco agreed to pay each former director the sum of $350,000. The amount is to be paid in an initial payment of $20,000 each, due upon the signing of the Agreement, and in monthly payments of $10,000 thereafter, with the entire balance due within 24 months of the date this Agreement is signed. In addition, Azco agreed to pay $24,898 representing one half of the legal fees incurred by the former directors. Under the terms of the agreement, Azco is required to provide Harvey and Lindsay each with 150,000 shares of common stock in Azco Mining, Inc., which shares shall be unrestricted as allowed pursuant to Rule S-8 of the Rules of the Securities and Exchange Commission.

         On June 25, 2002 Azco received a demand for arbitration filed by iCapital Corporation seeking $144,000 in relief due to failure to pay under a June 26, 2001 Financial Consulting Agreement. It is the position of Azco and its counsel that the contract is void and it is unlikely that iCapital will prevail on their claim.

         On January 22, 1999, the trustee in bankruptcy proceedings against Eagle River International Limited, a former WAG - Mali joint venture partner of Azco, served a petition, in the Quebec Superior Court, District of Hull, upon Azco in order to recuperate assets from Azco. The trustee alleges that Azco owes an accounting to the trustee for certain stock in its subsidiary and other alleged assets which, the trustee has alleged, represent hypothetical values that may aggregate, if one accepts the trustee's claims of private stock values, up to $3,400,000. Azco considers the trustee's claims to be without merit and has engaged counsel that is disputing the matter vigorously on behalf of Azco. To the knowledge of Azco, it is also the largest creditor of Eagle (Azco has made a claim in excess of $4,000,000) and, therefore, it is Azco's opinion that ultimately the trustee will be primarily accountable to Azco for any assets recovered, whether from Azco or any other party. The jurisdiction of the courts of Quebec is being currently contested before the Supreme Court of Canada. Azco and its Canadian counsel understand the Petitioner alleges that, through Azco's involvement with Eagle River in the Mali Project, that Azco is guilty of contractual breaches in excess of $4,300,000. In Azco's management's opinion, this claim is unfounded.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of October 16, 2002, certain information regarding beneficial ownership of Azco's common stock by: (i) each person known by Azco to be the beneficial owner of more than 5% of Azco's outstanding common stock; (ii) each director and director-nominee; (iii) each named executive officer; and (iv) all executive officers and directors as a group.


                                                                  COMMON STOCK BENEFICIALLY OWNED
                                                              --------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER        TITLE OF CLASS    NUMBER OF SHARES   PERCENT OF CLASS(8)
----------------------------------------    ----------------  ----------------   -------------------
Lawrence G. Olson                           Common Stock          2,878,700(1)         9.0%
3045 S. 35th Avenue
Phoenix, AZ 85009

Paul A. Hodges                              Common Stock            133,000(2)            *
4536 N. Via Bellas Catalinas
Tucson, AZ  85718

Stanley A. Ratzlaff                         Common Stock            180,000(3)            *
5565 Eagle Point Circle
Westlake Village, CA 91362

M. William Lightner Jr.                     Common Stock            125,000(4)            *
23871 Sanctuary Lakes Court
Bonita Springs, FL 34134

Ryan A. Modesto                             Common Stock            205,000(6)            *
13557 Fairway Loop N
Goodyear, AZ  85338

Gary L. Simmerman                           Common Stock            315,000(5)            *
1211 W. Crystal Palace Place
Oro Valley, AZ 85737

Officers and Directors As a Group
 (6 Persons)                                Common Stock          3,836,700(7)        11.9%

Christian Mustad                            Common Stock             1,950,000         6.1%
Rue de l'Industrie 6
CH - 1630 BULLE, Switzerland

_______________

*        Indicates less than 1%.

(1) Includes options to acquire (i) 100,000 shares at an exercise price of CDN $1.05 per share and (ii) 100,000 shares at an exercise price of US $0.67 per share, (iii) warrants to acquire 300,000 shares at an exercise price of US $0.69 per share, and (iv) warrants to acquire 700,000 shares at an exercise price of US $0.40 per share.
(2) Includes option to acquire (i) 50,000 shares at an exercise price of CDN $1.05 per share (ii) 50,000 shares at an exercise price of CDN $0.70 per share and (iii) 20,000 shares at an exercise price of US $0.67 per share.
(3) Includes options to acquire (i) 100,000 shares at an exercise price of US $0.90 per share and (ii) 20,000 shares at an exercise price of US $0.67 per share.
(4) Includes of options to acquire (i) 100,000 shares at an exercise price of US $0.69 per share and (ii) 20,000 shares at an exercise price of US $0.67 per share.
(5) Consists of options to acquire (i) 30,000 shares at an exercise price of CDN $0.80 per share (ii) 210,000 shares at an exercise price of CDN $1.05 per share and (iii) 50,000 shares at an exercise price of CDN $0.95 per share.
(6) Includes options to acquire (i) 30,000 shares at an exercise price of CDN $0.80 per share (ii) 20,000 shares at an exercise price of CDN $0.70 per share (iii) 120,000 shares at an exercise price of CDN $1.05 per share and (iv) 30,000 shares at an exercise price of US $0.67 per share.
(7)      Includes options to acquire an aggregate of 2,050,000 shares.
(8) Applicable percentage of ownership is based on 32,159,646 shares of common stock outstanding as of October 16, 2002, together with securities exercisable or convertible into shares of common stock within 60 days of October 16, 2002 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 16, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 2002, Azco raised $500,000 from the sale of convertible debentures. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one-hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average of the three lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion debentures would have taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

         In June 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners. Pursuant to the Equity Line of Credit Agreement, we may, at our discretion, periodically sell to Cornell, shares of our common stock for a total purchase price of $5.0 million. The effectiveness of the sale of shares under the Equity Line of Credit is conditioned upon us registering the shares to be sold with the Securities and Exchange Commission. Cornell Capital Partners will purchase the shares of common stock for a 7.5% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell is entitled to retain 5% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $240,000, payable in shares of Azco common stock.

         In July 2002, Azco entered into a settlement agreement regarding fees payable under terminated management agreements with two of its former officers and directors, Mr. Alan P. Lindsay and Mr. Anthony R. Harvey. Azco agreed to pay each former director the sum of $350,000. The amount is to be paid in an initial payment of $20,000 each, due upon the signing of the Agreement, and in monthly payments of $10,000 thereafter, with the entire balance due within 24 months of the date this Agreement is signed. In addition, Azco agreed to pay $24,898 representing one half of the legal fees incurred by the former directors. Under the terms of the agreement, Azco is required to provide Harvey and Lindsay each with 150,000 shares of common stock, which shares shall be unrestricted as allowed pursuant to Rule S-8 of the Rules of the Securities and Exchange Commission.

         During the quarter ended December 31, 2001 and through January 17, 2002, Lawrence G. Olson, Azco's Chairman, CEO and President provided unsecured short-term financing amounting to a total of $243,500. These funds were offered on a 6.5% short-term basis, until alternate financing could be secured. Subsequent to the closing of the financing lease agreement in January 2002 whereby Azco secured alternate financing, these notes along with all interest and fees associated were repaid in full.

         In March 2001, Mr. Olson, Azco's Chairman, CEO and President, jointly with his wife, made an unsecured loan to Azco in the amount of $800,000 at an interest rate equal to the prime rate of interest as reported by Imperial Bank plus one percentage point. In conjunction with the loan Mr. Olson received a warrant to purchase 300,000 shares of common stock at an exercise price of $0.69 per share. The warrant vested in December 2001 and shall expire on October 12, 2003

         On October 12, 2001, Azco restructured its $800,000 loan agreement with Mr. Olson. Mr. Olson agreed to extend the note payable an additional year to March 15, 2003 in consideration for a warrant to purchase 700,000 shares of common stock at an exercise price of $0.40 per share. The warrants vested in December 2001 and shall expire on October 12, 2003. In addition, effective October 1, 2001, the interest rate payable on the loan was adjusted from prime plus 1% to 12% annually.

         In June 2002, the $800,000 Olson loan was extended an additional year, in consideration for Azco entering into a security agreement with Mr. Olson, whereby certain of Azco's assets secured the loan. The loan is currently due in March 14, 2004.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Azco believes that, during the fiscal year ended June 30, 2001, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                          COMPARATIVE STOCK PERFORMANCE

         The following graph shows the cumulative total stockholder return on Azco's common stock compared to the cumulative total return of two other stock market indices: (i) The American Stock Exchange Market Index (U.S.), and (ii) the Peer Group Index of similar line-of-business companies as described below. The time period graphed is the period from July 1, 1996 through June 30, 2001.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG AZCO MINING INC.,
                        AMEX MARKET AND PEER GROUP INDEX

[The omitted object depicts a graph. The graph contains the information described in the introductory paragraph of this section.]

                     ASSUMES $100 INVESTED ON JULY 1, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 2002

         The American Stock Exchange Market Index (U.S.) is an index comprising all domestic common shares traded on The American Stock Exchange. The Peer Group Index includes data from the following five companies: Benguet Corporation, Freeport McMoran Copper & Gold, Rio Tinto PLC (formerly RTZ Corp. PLC), Canyon Resources Corp. and Hecla Mining Co., all of which are listed on AMEX or the NYSE.

                             1997(1)(2)(3)      1998        1999         2000        2001        2002
                             -------------   -------      ------      -------    --------     -------
Azco Mining Inc.                    100        52.38       71.43        90.48       38.10       77.71
Peer Group Index                    100        65.59       93.31        89.05      102.72      111.79
American Stock Exchange
 Market Index (U.S.)                100       115.62      113.73       130.78      128.08      117.99

(1) Assumes $100 invested on July 1, 1997 in Azco's common stock, the American Stock Exchange Market Index (U.S.), and the Peer Group Index of alike line-of-business companies.

(2)      Total stockholder return assumes reinvestment of dividends.

(3)      Where  applicable,  Canadian  currency  has  been  translated  to  U.S.
         Dollars.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Our common stock is traded on the Toronto Stock Exchange in Canada and the American Stock Exchange in the United States under the symbol "AZC." As of October 16, 2002, there were 32,159,646 common shares outstanding.

         The following table summarizes the high and low closing sales prices per share of the common stock for the periods indicated as reported on the Toronto Stock Exchange and the American Stock Exchange:

                     AMERICAN STOCK EXCHANGE   TORONTO STOCK EXCHANGE
                            (U.S. $)                (CANADIAN $)
-------------------------------------------------------------------------
2000                      HIGH       LOW           HIGH      LOW
-------------------------------------------------------------------------
First Quarter            $1.38      $0.75         $1.80     $1.05
Second Quarter            1.56       1.06          2.24      1.35
Third Quarter             1.19       0.81          1.70      1.20
Fourth Quarter            1.06       0.31          1.70      0.45

-------------------------------------------------------------------------
2001                      HIGH       LOW           HIGH      LOW
-------------------------------------------------------------------------
First Quarter            $0.94      $0.38         $1.30     $0.55
Second Quarter            0.74       0.46          1.19      0.71
Third Quarter             0.76       0.43          1.15      0.55
Fourth Quarter            0.69       0.49          1.08      0.73

-------------------------------------------------------------------------
2002                      HIGH       LOW           HIGH      LOW
-------------------------------------------------------------------------
First Quarter            $1.20      $0.53         $1.96     $0.94
Second Quarter            1.13       0.82          1.84      1.08

HOLDERS OF COMMON EQUITY

         As of October 22, 2002, Azco had 929 recordholders of common stock.

DIVIDENDS

         Azco's Board of Directors has not declared any dividend on its common stock since Azco's inception and does not intend to pay out any cash dividends on its common stock in the foreseeable future.

RECENT SALES OF UNREGISTERED SECURITIES

         In October 2002, Azco raised $500,000 from the sale of convertible debentures. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one-hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average of the three lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion debentures would have taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

         In July 2002, Azco entered into a settlement agreement regarding fees payable under terminated management agreements with two of its former officers and directors Mr. Alan P. Lindsay and Mr. Anthony R. Harvey. Azco agreed to pay each former director the sum of $350,000. The amount is to be paid in an initial payment of $20,000 each, due upon the signing of the Agreement, and in monthly payments of $10,000 thereafter, with the entire balance due within 24 months of the date this Agreement is signed. In addition, Azco agreed to pay $24,898 representing one half of the legal fees incurred by the former directors. Under the terms of the agreement, Azco is required to provide Harvey and Lindsay each with 150,000 shares of unrestricted common stock.

         In July 2002, Pacifica Financial Group was issued 430,000 shares of Azco's common stock as compensation for consulting services provided to Azco. These shares were valued at $0.95 per share, or a total of $408,500 on the date of issuance.

         In May 2002, Azco entered into an agreement with Investor Relations International for investor relations' services on a month-to-month basis. Azco agreed to pay Investor Relations International a fee of $8,000 per month. The contract was terminated in August 2002.

         In June 2002, we entered into the Equity Line of Credit Agreement where we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $5 million. The amount of each advance is subject to a maximum advance amount of $500,000 with a minimum of a seven trading days period between advances. Cornell Capital Partners will purchase the shares of common stock for a 7.5% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners is entitled to retain 5% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $240,000, payable in shares of its common stock. We issued 237,624 shares of our restricted common stock to Cornell Capital Partners, LP with a market value of $240,000 as a commitment fee. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Additionally, Westrock Advisors, Inc. was paid a fee of 9,901 shares of Azco's common stock, which was equal to $10,000 at a closing bid of $1.01 on June 19, 2002 for acting as the placement agent.

         In April 2002, Floyd Bleak was issued 390,000 shares of Azco's common stock as compensation for the 300,000 shares of common stock Mr. Bleak paid to iCapital Corp. for its consulting services to Azco. These shares were valued at $0.65 per share, or a total of $253,500 on the date the agreement was approved by the Azco Board.

         In April 2002, Gary R. Blume was issued 25,000 shares of Azco's common stock as payment for legal services. These shares were valued at $0.57 per share, or a total of $14,250 on the date of entering into the contract.

         In April 2002, Floyd Bleak purchased 375,000 shares of Azco at $0.40 per share in a private offering under Regulation D.

         In January 2002, Patty J. Ryan exercised warrants that were issued on August 27, 2001. The warrants were issued to Ms. Ryan as incentive to enter into a loan agreement for $200,000. This loan agreement was between Azco and Ms. Ryan for a term of up to one year at 12% interest. The warrant provided for 250,000 shares of common stock at a price of $0.40 per share. In April 2002, Ms. Ryan exercised her warrant and was issued 250,000 shares of common stock.

         In January 2002, Azco completed a financing lease transaction that yielded net proceeds of $2,842,500. Under the terms of the transaction, Azco sold a 40% ownership in the mica processing facility located in Glendale, Arizona. Subsequently, Azco leased the property back for an initial period of 10 years, with an option to repurchase the stake for 120% of the purchase price after the second year. The repurchase price of the property increases by 10% of the purchase price each year the option remains unexercised up to a maximum of 150% of the purchase price. Payments for the first six months under the lease agreement are $30,000, for the second six months they increase to $37,500 after which time they are $45,000 per month. In connection with this transaction, Azco issued a warrant to purchase 2,550,000 shares of Azco's common stock at $.50 per share. This warrant vested in January 2002 and is exercisable through January 16, 2007.

         In December 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from a sophisticated investor and shareholder, Lois Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in February 2002 and is excercisable through December 3, 2002.

         In November 2001, Azco entered into an agreement for legal services. Azco issued 25,000 shares of common stock for these services.

         In October 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from a sophisticated investor and shareholder, Lois Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in December 2001 and is excercisable through October 19, 2002.

         In October 2001, Azco restructured its $800,000 loan agreement with Mr. Olson, Azco's Chairman, CEO and President. Mr. Olson agreed to extend the note payable an additional year to March 15, 2003 in consideration for 700,000 warrants to purchase common stock at an exercise price of $0.40. The warrants vested in December 2001 and shall expire on October 12, 2003. In addition, effective October 1, 2001, the interest rate payable on the $800,000 Olson loan was adjusted from prime plus 1% to 12% annually. In June 2002, the loan was extended an additional year and Azco entered into a security agreement with Mr. Olson, whereby Azco's assets secured the loans. The loan is currently due on March 14, 2004.

         In September  2001,  Azco received a $200,000  unsecured  loan from Mr.
Barrenchea with an interest rate equal to 12% per year, due on September 4, 2002. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of common stock at $0.40 per share. This warrant vested in November 2001 and is exercisable until September 4, 2002. Azco is currently in negotiations with Mr. Barrenchea regarding the restructuring of this loan. Azco has offered to extend the exercise date of the warrant an additional year, in exchange for a one-year extension of the loan.

         In March 2001, Lawrence G. Olson, the President, CEO and Chairman of the Board, jointly with his wife, made an unsecured loan to Azco in the amount of $800,000 at an interest rate equal to the prime rate of interest as reported by Imperial Bank plus one percentage point. Mr. Olson received, in conjunction with the loan, a warrant to purchase 300,000 shares of common stock for $0.69.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Azco so as to make an informed investment decision. More specifically, Azco had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Azco's securities.

                            DESCRIPTION OF SECURITIES

         Azco is authorized to issued up to 100,000,000 shares of common stock, par value $0.002 per share. As of October 16, 2002, there were 32,159,646 shares of common stock outstanding. As permitted by Delaware law, Azco's certificate of incorporation eliminates director liability to Azco and its shareholders for monetary damage for breach of a director's fiduciary duty of care to Azco. Below is a description of Azco's outstanding securities.

COMMON STOCK

         Each holder of common stock is entitled to one vote for each share held of record. A holder of Azco common stock will be entitled to receives ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of the liquidation or dissolution of Azco, will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of Azco common stock have no preemptive rights and no rights to convert their Azco common stock into any other securities. All of the outstanding shares of Azco common stock are fully paid and nonassessable.

OPTIONS AND WARRANTS

         As of October 16, 2002, Azco had outstanding options and warrants to purchase 2,264,000 and 4,100,000 shares of common stock, respectively. Of the options outstanding, 1,100,000 stock options were issued to directors, key advisors, or employees of Azco. The exercise prices ranged from $0.58 to $1.20 per share.

DEBT

         In October 2002, we had one series of $500,000 convertible debentures outstanding that are convertible into Azco's common stock at the option of the holder. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one-hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

TRANSFER AGENT

         Azco's transfer agent is Computershare Trust Co. of Canada. Its address is 510 Burrand Street, Vancouver, B.C. V6C 3B9. Its telephone number is (604) 661-0223.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Azco Mining Inc.'s articles provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of Azco. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Azco pursuant to the foregoing, or otherwise, Azco has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Azco that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with Azco's Board of Directors' desires. A takeover may be beneficial because, among other reasons, a potential suitor may offer shareholders a premium for their shares compared to the then-existing market price.

                                     EXPERTS

         The financial statements as of June 30, 2002 and 2001 and for each of the three years in the period ended June 30, 2002 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Azco's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                                                            PAGE
Financial Statements

  Report of Independent Accountants

  Consolidated Balance Sheets as of June 30, 2002 and 2001                 F - 1

  Consolidated Statements of Operations for the fiscal years
  ended June 30, 2002, 2001 and 2000                                       F - 2

  Consolidated Statements of Stockholders' Equity for the
  fiscal years ended June 30, 2002, 2001 and 2000                          F - 3

  Consolidated Statements of Cash Flows for the fiscal years
  ended June 30, 2002, 2001 and 2000                                       F - 4

  Notes to Consolidated Financial Statements                               F - 5

Financial Statement Schedule

  Schedule II - Valuation and Qualifying Accounts for the
  fiscal years ended June 30, 2002, 2001 and 2000                         F - 23


         Schedules other than the one listed above have been omitted since they are either not required or not applicable, or since the required information is shown in the consolidated financial statements or related notes thereto.

AZCO MINING INC.


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Azco Mining Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Azco Mining Inc. and its subsidiary at June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP


September 3, 2002


                    ADDITIONAL COMMENTS FOR CANADIAN READERS

Canadian reporting standards do not consider it appropriate to refer to going concern issues where the matter is adequately disclosed in the notes to financial statements, such as described in Note 1 to these consolidated financial statements. This report has been prepared in accordance with reporting standards in the United States of America which requires a reference in the Report of Independent Accountant, when there is substantial doubt as to an entity's ability to continue as a going concern.


/s/ PricewaterhouseCoopers LLP


September 3, 2002

AZCO MINING INC.


AZCO MINING INC.
                                                                        JUNE 30,
                                                           ___________________________________
                ASSETS                                          2002                2001
                                                           ________________  _________________
Current assets:
   Cash and cash equivalents                               $    884,647      $     39,920
   Prepaids and other                                           179,225            74,689
   Inventories (Note 5)                                       1,095,780         1,061,447
                                                           ------------      ------------
                                                              2,159,652         1,176,056

Capital assets:
   Mineral properties, plant and equipment, net (Note 7)     10,352,872        10,130,668
   Other capital assets, net (Note 8)                           288,148           407,421
                                                           ------------      ------------
                                                             10,641,020        10,538,089
Restricted cash (Note 4)                                        190,400           190,400
                                                           ------------      ------------
          Total assets                                     $ 12,991,072      $ 11,904,545
                                                           ============      ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities               $    540,768      $    690,719
    Notes payable (Note 9)                                      443,672                 -
    Accrued settlement obligation (Note 14)                     586,000                 -
                                                           ------------       -----------
                                                              1,570,440           690,719

Accrued settlement obligation (Note 14)                         444,900                 -
Financing lease liability (Note 9)                            1,975,650                 -
Note payable to related party (Note 9)                          615,068           715,280
Other liabilities (Note 10)                                     275,127           341,143
                                                           ------------       -----------
                                                              3,310,745         1,056,423
                                                           ------------       -----------
          Total liabilities                                   4,881,185         1,747,142
                                                           ------------       -----------
Contingencies and commitments (Note 14)                               -                 -

Stockholders' equity:
    Common stock, $.002 par value, 100,000,000 shares
      authorized; 31,152,121 and 30,050,621 shares issued
      and outstanding at June 30, 2002 and 2001,
      respectively                                               62,304            60,101
    Additional paid-in capital                               30,951,523        28,753,656
    Accumulated deficit                                     (22,903,940)      (18,656,354)
                                                            -----------       -----------
                                                              8,109,887        10,157,403
                                                            -----------       -----------
          Total liabilities and stockholders' equity        $12,991,072       $11,904,545
                                                           ============      ============


AZCO MINING INC.
                                                         FOR THE YEARS ENDED JUNE 30,
                                                     ---------------------------------------
                                                         2002           2001         2000
                                                     ------------   ------------  ------------
SALES                                                $     64,880   $     17,600  $          -
                                                     ------------   ------------  ------------
OPERATING COSTS AND EXPENSES
Production costs                                        1,371,807      1,476,512       424,287
General and administrative                              1,149,508        588,632     1,027,582
Salaries                                                  341,608        430,111     1,009,682
Exploration                                               187,618        438,539       697,388
Depreciation and amortization                             144,379         93,860       133,174
Capital asset write-downs                                       -              -             -
Severence agreement (Note 14)                           1,030,900              -             -
Financing expenses                                        315,591         72,139             -
Start-up costs                                                  -              -       947,511
Loss on investments                                             -          3,894       250,000
Reclamation                                                   330            371         2,052
                                                     ------------   ------------  ------------
                                                        4,541.741      3,453,802     4,491,676
                                                     ------------   ------------  ------------
Operating loss                                         (4,476,861)    (3,436,202)   (4,491,676)

OTHER INCOME AND EXPENSES
Interest income                                            12,945        124,626       314,690
Interest expense                                         (781,723)       (54,780)            -
Other income                                                    -            980       277,500
                                                     ------------   ------------  ------------
                                                         (768,778)        70,826       592,190
                                                     ------------    -----------  ------------
Loss before income taxes                               (5,245,639)    (3,365,376)   (3,899,486)

Income tax benefit                                        998,053              -             -
                                                     ------------    -----------  ------------
Net loss                                             $ (4,247,586)  $ (3,365,376) $ (3,899,486)
                                                     ============   ============  ============
Basic loss per common share                          $      (0.14)  $      (0.11) $      (0.13)
                                                     ============   ============  ============
Diluted loss per common share                        $      (0.14)  $      (0.11) $      (0.13)
                                                     ============   ============  ============
Weighted average number of common
  shares outstanding                                   30,297,261     29,964,636    29,846,839
                                                     ============   ============  ============

AZCO MINING INC.


                                  COMMON SHARES
                             ----------------------     ADDITIONAL
                               NUMBER OF                 PAID-IN        ACCUMULATED
                                SHARES       AMOUNT      CAPITAL          DEFICIT        TOTAL
                              ----------   --------     ----------      -----------      -----
Balance, June 30, 1999        29,832,121    59,664     28,297,561      (11,391,492)    16,965,733

Stock options exercised           55,000       110         38,026                -         38,136
Stock option compensation              -         -        201,900                -        201,900
Net loss                               -         -              -       (3,899,486)    (3,899,486)
                             -----------   -------    -----------    -------------   ------------
Balance, June 30,2000         29,887,121    59,774     28,537,487      (15,290,978)    13,306,283

Stock options exercised          163,500       327         96,564                -         96,891
Warrants (Notes 9 and 11)              -         -        119,605                -        119,605
Net loss                               -         -              -       (3,365,376)    (3,365,376)
                             -----------   -------     ----------     ------------    -----------
Balance, June 30, 2001        30,050,621    60,101     28,753,656      (18,656,354)    10,157,403

Stock options exercised           61,500       123         27,269                -         27,392
Warrants (Notes 9 and 11)              -         -      1,654,928                -      1,654,928
Common shares issued (Note 11)   790,000     1,580        416,170                -        417,750
Warrant exercised                250,000       500         99,500                -        100,000
Net loss                               -         -              -       (4,247,586)    (4,247,586)
                            ------------   -------      ---------      -----------    -----------
Balance, June 30, 2002        31,152,121  $ 62,304   $ 30,951,523    $ (22,903,940)   $ 8,109,887
                            ============  ========   ============    =============    ===========

AZCO MINING INC.

                                                          FOR THE YEARS ENDED JUNE 30,
                                                -------------------------------------------------
                                                    2002               2001            2000
                                                -------------     --------------  ---------------
Cash flows from operating activities:
  Net loss                                      $  (4,247,586)    $  (3,365,376)   $  (3,899,486)
  Items not affecting cash:
    Depreciation and amortization                     144,379            93,860          133,174
    Stock option compensation and
      other non-cash expenses                         611,243                 -          201,900
    Gain on sale of mineral properties
      plant and equipment                                   -              (980)               -
    Loss on write-down/sale of investments                  -             3,894          250,000
    Loss on write-down of mineral properties,
      plant and equipment                                   -           349,744                -
    Amortization of debt discount                     457,745            34,885                -
    Severance agreement                             1,030,900                 -                -
Net change in operating assets and liabilities:
  Prepaids and other                                 (112,036)           49,388          (20,729)
  Inventories                                         (34,333)          (60,669)      (1,000,778)
  Accounts payable and accrued liabilities           (477,151)          232,981          178,044
                                                --------------     -------------    -------------
      Cash flows used in operations                (2,626,839)       (2,662,273)      (4,157,875)
                                                --------------     -------------    -------------

Cash flows from investing activities:
  Sale of Minera Cortez Resources Ltd. shares               -            46,694                -
  Investment in Calgem, Inc.                                -                 -         (250,000)
  Purchase of capital assets                                -                 -         (298,974)
  Proceeds from sale of mineral properties,
   plant and equipment                                      -               980                -
  Purchase of mineral properties, plant and
   equipment                                         (239,810)       (2,558,537)      (2,922,174)
  Restricted cash                                           -                 -         (190,400)
                                                --------------     -------------    -------------
      Cash flows used in investing activities        (239,810)       (2,510,863)      (3,661,548)
                                                --------------     -------------    -------------
Cash flows from financing activities:
  Proceeds from issuance of financing lease         3,000,000                 -                -
  Proceeds from issuance of notes payable             811,000           800,000                -
  Payments on notes payable                          (211,000)                -                -
  Exercise of stock options                            27,392            96,891           38,136
  Payments on capital lease obligations               (66,016)           (8,721)               -
  Issuance of common stock                            150,000                 -                -
                                                --------------     -------------    -------------
      Cash flows from financing activities          3,711,376           888,170           38,136
                                                --------------     -------------    -------------

Increase (decrease in cash and cash
 equivalents                                          844,727        (4,284,966)      (7,781,287)

Cash and cash equivalents, beginning of
 year                                                  39,920         4,324,886       12,106,173
                                                --------------     -------------    -------------
Cash and cash equivalents, end of year          $     884,647            39,920     $  4,324,886
                                                ==============     =============    =============

1.       NATURE OF OPERATIONS AND GOING CONCERN

Azco Mining Inc. (the Company) is a mining company incorporated in Delaware. Its general business strategy is to acquire, explore and develop mineral properties. The Company's principal assets are the 100% owned Black Canyon Mica Project (the Mica Project) in Arizona and an interest in the Piedras Verdes Copper Project in Sonora, Mexico. The Company's interest in the Piedras Verdes Copper Project has been diluted from its original ownership of 30% as a result of its decision not to make certain funding requirements in the current year (Note 7).

Initial construction has been completed on the mica project and sales of cosmetic grade mica have begun. Feldspathic sand, produced as a by-product of mica production, is being sold into the local golf course sand and stucco markets.

Although the Company has taken steps, consistent with usual industry standards, to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company's title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue to operate as a going concern. The Company has suffered recurring losses and negative cash flows from operations. The Company requires additional funds to continue operations, including production and marketing of mica and sand products, exploration commitments on mineral properties, general and administrative expenses and to meet other obligations as they are due. Management of the Company is currently in negotiations for a $15 million financing in the form of equity and/or debt which would be used to expand and carry out certain upgrades to its processing facilities and to retire existing high interest debt. The Company has also retained an investor relations firm to assist in seeking additional financing and possible joint venture agreements. However there is no assurance that these efforts will be successful on terms acceptable to the Company. These matters raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include the adjustments to assets and liabilities that would be necessary, and which could be significant, should the Company be unable to continue as a going concern.

2.       SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Azco Mica, Inc., a Delaware corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates market value.

INVENTORIES

Inventories are recorded at the lower of cost and net realizable value. Cost is determined on a weighted average basis and includes all costs in bringing the inventory to its present location and condition. Net realizable value is the estimated price at which inventories can be sold in the normal course of business after allowing for the cost of completion and sale.

As of June 30, 2002 and 2001, the Company's cost of its inventories was in excess of the net realizable value. Write-downs of $1,340,207, $1,817,456 and $424,287 during fiscal years, 2002, 2001 and 2000, respectively, reflected the necessary adjustments to the carrying value.

CAPITAL ASSETS

Land, buildings, plant, equipment, and vehicles are carried at cost. Replacements, maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Major renewals and improvements are capitalized. Upon retirement, sale or other disposition, the cost and accumulated amortization are eliminated and the gain or loss is included in operations.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company expenses prospecting and exploration costs as incurred, but capitalizes costs directly attributable to the acquisition of mineral properties, pending determination as to their commercial feasibility. Exploration costs include those related to the Piedras Verdes Copper Project (Note 7). Mine development costs that are expected to benefit future production are capitalized and amortized on the units-of-production method over proven and probable reserves.

Mineral properties (including capitalized development costs), plant and equipment are amortized on the units-of-production basis using proven and probable reserves. Office buildings, furniture, equipment, and vehicles are depreciated over their estimated useful lives (3 - 15 years) using the straight-line method.

The Company evaluates its long-term assets for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life to measure whether the assets are recoverable and measure any impairment by reference to fair value. Fair value is generally estimated using the Company's expectation of discounted net cash flows.

Recoverability of the investment in the Mica project is assessed using estimates of proven and probable ore reserves, estimated prices (considering historical and current prices, price trends, and related factors), operating capital, and reclamation costs on an undiscounted basis. Where capitalized costs are not recoverable, reductions in the carrying value would be recorded to the extent the remaining investment exceeds the estimate of fair value. Changes in the geological and engineering interpretations of ore bodies, product prices and operating costs may change the Company's estimate of proven and probable reserves. It is reasonably possible that the Company's estimate of proven and probable reserves may change in the future resulting in additional charges for depreciation, amortization and reclamation in future reporting periods.

RECLAMATION COSTS

Estimated costs of decommissioning and reclamation associated with mineral properties, plant and equipment, pursuant to regulatory and other requirements, are expensed over the life of the mine through periodic charges to earnings using the units-of-production method.

REVENUE RECOGNITION

The Company recognizes the sale of product when an agreement of sale exists, product delivery has occurred, title has transferred to the customer and collectibility is reasonably assured. The price received is based upon terms of the contract.

INCOME TAXES

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts ("temporary differences") at each year end based on enacted tax laws and statutory rates applicable to the period in which the temporary differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both taxes payable for the period and the change during the period in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

The Company has elected to account for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.
Note 11 contains the pro forma effects on reported results of operations if the Company had chosen to recognize compensation cost based on the fair value of options granted pursuant to Statement of Financial Accounting Standards (SFAS) No. 123.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant area requiring the use of management estimates and assumptions relate to mineral reserves that are the

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

basis for future cash flow estimates and units-of-production amortization depreciation. Actual results could differ from those estimates under different assumptions or conditions.

PRESENTATION

Certain reclassifications have been made to prior years' amounts to conform with current year presentation.

3.       CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. As of June 30, 2002, the Company had cash and cash equivalents on deposit with a major financial institution that were in excess of FDIC insured limits. Historically, the Company has not experienced any loss of its cash and cash equivalents due to such concentration of credit risk.

4.       RESTRICTED CASH

As part of the reclamation deposit required for the Black Canyon Mica property, the Company has restricted cash of $190,400, comprising:

         o $50,000 held on deposit for the Arizona State Treasurer in a one-year automatically renewable short-term investment; and

         o $140,400 held as collateral against an irrevocable letter of credit of the same amount to the U.S. Bureau of Land Management which expires on October 25, 2002.

Both of the amounts will be held until all terms and conditions of the reclamation agreement have been fulfilled or a satisfactory replacement bond has been accepted.

5.       INVENTORIES

Inventories at June 30 consists of the following stated at their net realizable value:

                                                   2002            2001
                                               -----------     -----------
            Broken ore                         $   725,202     $   814,107
            Work-in-process                        277,378         187,540
            Finished goods                          93,200          59,800
                                               -----------     -----------
                                               $ 1,095,780     $ 1,061,447
                                               ===========     ===========

6.       INVESTMENTS

On June 18, 1998, the Company entered into an agreement with Minera Cortez Resources Ltd. (Cortez), a public company which trades on the Canadian Venture Stock Exchange, whereby the Company was granted a right of first refusal for a period of five years to acquire all or any of the property interest that Cortez decides to either joint venture, option, or dispose of. In consideration, the Company subscribed for 200,000 common shares of Cortez at Cdn. $0.25 per share. The Company was also granted a right of first refusal for the same period to provide up to 100% of any private or public equity or debt financing that Cortez proposes to obtain, on similar terms as any third party is willing to provide. In the year ended June 30, 1999, the Company purchased an additional 100,000 shares at Cdn. $0.25 per share, bringing the carrying value of the shares to $50,588.

During June 2001, the Company sold its 300,000 share interest in Cortez for Cdn. $0.25 per share. The sale resulted in a $3,894 loss primarily from movement in the foreign currency exchange.

Effective on August 9, 1999, the Company entered into an "Agreement in Principle" (AIP) with each of Thomas Ford and Calgem, Inc., a company wholly-owned by Mr. Ford (collectively, Calgem), pursuant to which Calgem therein granted the Company an option to purchase all of the issued and

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding shares and/or business assets of Calgem, a company that auctions coloured gemstones on television. In accordance with the terms and conditions of the AIP, the Company had advanced, by way of a loan to Calgem, an aggregate of $250,000. A senior fixed and floating claim on all of the assets of Calgem was to be pledged as collateral for the loan together with interest accruing thereon at a rate of 10% per annum. The AIP has expired and the Company wrote off the loan during the year ended June 30, 2000, as it had not been successful in contacting Calgem to discuss either repayment terms or the establishment of the security for the loan.

7.       MINERAL PROPERTIES, PLANT AND EQUIPMENT

Mineral properties, plant and equipment consist of the following at June 30:

                                                   2002            2001
                                               ------------    ------------
            Mineral properties                 $ 2,219,996     $ 2,219,996
            Mining and processing
             plant and equipment                 7,122,679       6,882,869
            Development costs                    1,104,966       1,104,966
            Accumulated amortization               (94,769)        (77,163)
                                               ------------    ------------
                                               $10,352,872     $10,130,668
                                               ============    ============

BLACK CANYON MICA PROJECT

On March 9, 1999, the Company acquired Arizona Mica Properties, Inc. (AMPI), owner of the Black Canyon Mica Project, a mineral property of mica ore and a pilot processing plant located near Phoenix, Arizona. AMPI was merged with a wholly-owned subsidiary and renamed Azco Mica, Inc.

The acquisition has been accounted for by the purchase method with the excess of purchase price over fair value being allocated to mineral properties. The Company issued to the principals of AMPI 4,500,000 shares of common stock (subject to certain trading and voting trust restrictions) with a value of $2,289,388, in exchange for all the outstanding shares of AMPI.

PIEDRAS VERDES COPPER PROJECT

The Piedras Verdes Project is located in southern Sonora, Mexico. During the year ended June 30, 1996, the Company sold 70% of its interest in the Piedras Verdes Project to Phelps Dodge Corporation (Phelps Dodge).

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       MINERAL PROPERTIES, PLANT AND EQUIPMENT (CONTINUED)

Under the terms of the sales agreement with Phelps Dodge, all assets and commitments related to this project were transferred to a separate company incorporated as Cobre del Mayo, S.A. de C.V. (Cobre). In March 2002 Phelps Dodge sold its 70% operating interest in Cobre to a Canadian privately held company, Frontera Copper Corporation (Frontera). Under the Cobre shareholders agreement, The Company is obligated to fund 30% of the development expenses incurred in connection with the Piedras Verdes project. The type, amount and timing of development are determined at the sole discretion of Frontera. Azco has informed Frontera that until it has secured a more stable financial position it will be unable to fund its 30% portion of development expenses. The Company's failure to fund its current year requirement does not result in any additional obligations. Under the terms of the Cobre shareholders agreement, Azco's ownership in Cobre will be diluted proportionate to the contributions Azco has made to date. Azco will have the opportunity to resume contributions at any time at a rate equal to its ownership level at that time. During the fiscal year ended June 30, 2002, Azco funded $116,895 (2001 - $192,300; 2000 - $428,373) of such development costs. The funding was less than the required 30% which will result in a dilution to the Company's ownership percentage. As of June 30, 2002, the Company has advanced an aggregate of $4,603,079 towards the project. The Company expenses all costs related to the project and classifies them as Exploration within the Consolidated Statement of Operations.

On March 4, 1997, Cobre entered into a mining exploration and exploitation agreement with Compania Minera Serrana, S.A. de C.V., the mineral property lessor. Under the terms of this new agreement, Cobre has the following commitments to be funded 70% by Frontera and 30% by the Company:

a. $10,000 per month from the execution of the agreement until production begins;

b. three payments of $299,035 due on the date of execution and on the first and second anniversaries of the date of execution (paid);

c. royalties equal to 3% of the net value of mineral production; and

d. advance royalties of $1,000,000 on the third through fifth anniversaries of the date of execution, and $1,500,000 on the sixth through eleventh anniversaries if commercial production is not met by those anniversary dates, provided the average copper price is above $0.90 per pound for eight of the previous 12 months, otherwise the advanced royalty is reduced by 75%.

In the year ended June 30, 2002, Cobre made advanced royalty payments of $250,000. These amounts are not recoverable if Cobre does not proceed with the project.

Frontera plans to secure necessary financing for the Piedras Verdes Project and to advance it to a bankable feasibility stage in the near future.

MALI CONCESSIONS

On March 31, 1999, the Company announced that it had entered into a joint venture with Randgold Resources Ltd. (Randgold) whereby Randgold acquired the right to earn up to 75% of the Company's interest in certain mineral concessions in Mali, West Africa. To earn this interest, Randgold agreed, over the next 36 months, to conduct exploration of the concessions at a minimum cost of $2,000,000, with the aim of establishing whether there is a viable economic gold resource, as defined in the agreement, of at least one million ounces. Thereafter Randgold was to prepare a Bankable Feasibility Study on any such resource within a further 12 months. In September 2001, Randgold terminated the agreement. The Company has no plans to renew the concessions or work commitment with the Mali government and is not obligated for any further costs or expenses related to this project.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       OTHER CAPITAL ASSETS

Other capital assets consists of the following at June 30:


                                                         2002
                                       -----------------------------------------
                                                      ACCUMULATED
                                           COST       DEPRECIATION       NET
                                       ------------  --------------  -----------

     Land and office buildings         $   152,997    $     28,003   $   124,994
     Furniture and equipment               381,383         220,821       160,562
     Vehicles                               81,146          78,554         2,592
                                       ------------  --------------  -----------
                                       $   615,526    $    327,378   $   288,148
                                       ============  ==============  ===========


                                                         2001
                                       -----------------------------------------
                                                      ACCUMULATED
                                           COST       DEPRECIATION       NET
                                       ------------  --------------  -----------

     Land and office buildings         $   152,997    $     17,815   $   135,182
     Furniture and equipment               381,383         130,775       250,608
     Vehicles                               81,146          59,515        21,631
                                       ------------  --------------  -----------
                                       $   615,526    $    208,105   $   407,421
                                       ============  ==============  ===========

9.       NOTES PAYABLE AND OTHER FINANCING

In January 2002, Azco completed a financing lease transaction resulted in net proceeds of $2,842,500. Under the terms of the transaction, the Company sold a 40 percent ownership in the Company's mica processing facility located in Glendale, Arizona. Subsequently, Azco leased the property back for an initial period of 10 years, with an option to repurchase the stake for 120 percent of the original sales price after the second year. The repurchase price of the property increases by 10 percent of the original sales price each year the option remains unexercised up to a maximum of 150 percent of the original sales price. Payments for the first 6 months under the financing agreement are $30,000, for the second 6 months they increase to $37,500 after which time they are $45,000 per month.

In connection with this transaction, the Company issued a warrant to purchase 2,550,000 shares of the Company's common stock at $.50 per share. This warrant vested in January 2002 and is exercisable through January 16, 2007. The fair value of the warrant of $1,093,808 was determined by the Company using the Black-Scholes valuation model and has been reflected as additional paid-in capital and a discount to the related note.

From December 2001 through January 17, 2002, the Company's Chief Executive Officer provided unsecured short-term financing in the amount of $243,500. These funds were provided at a rate of 6.5%, until alternate financing could be secured. These notes and all associated interest and fees were paid in full, subsequent to the closing of the financing lease agreement in January 2002 whereby Azco secured alternate financing.

In December 2001, the Company received a one-year $100,000 loan, bearing interest at 12% per annum, from a shareholder. In connection with this loan, the Company issued a warrant to purchase 125,000 shares of the Company's common stock at $.40 per share. This warrant vested in February 2002 and is exercisable through December 2002. The relative fair value of the warrant at the time of issuance was $29,895 and was reflected as additional paid-in capital and a discount to the related note.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       NOTES PAYABLE AND OTHER FINANCING (CONTINUED)

In October 2001, the Company received a one-year $100,000 loan, bearing interest at 12% per annum, from the same shareholder. In connection with this loan, the Company issued a warrant to purchase 125,000 shares of the Company's common stock at $.40 per share. This warrant vested in December 2001 and is exercisable through October 19, 2002. The relative fair value of the warrant at the time of issuance was $33,841 and was reflected as additional paid-in capital and a discount to the related note.

In September 2001, the Company received a one-year $200,000 loan, bearing interest at 12% per annum, from the same shareholder. In connection with this loan, the Company issued a warrant to purchase 250,000 shares of the Company's common stock at $.40 per share. This warrant vested in December 2001 and is contractually exercisable through September 2002. The relative fair value of the warrant at the time of issuance was $75,415 and was reflected as additional paid-in capital and a discount to the related note. The Company and the shareholders are currently in negotiations to extend the maturity date of the note and attached warrant.

In August 2001, the Company received a one-year $200,000 loan, bearing interest at 12% per annum, from a shareholder. In connection with this loan, the Company issued a warrant to purchase 250,000 shares of the Company's common stock at $.40 per share. The relative fair value of the warrant at the time of issuance was $75,402 and was reflected as additional paid-in capital and a discount to the related note. This warrant was exercised in January 2002. In lieu of payment for the exercise price, the outstanding note payable was reduced by $100,000.

In March 2001, the Company received an unsecured loan of $800,000 from its Chief Executive Officer. The note bore an interest rate equal to the prime rate plus one percentage point, and was due on March 14, 2002. In connection with this loan, the Company issued a warrant to purchase 300,000 shares of its common stock at $0.70 per share. The relative fair value of the warrant at the time of issuance was $119,605. In October 2001, the Company restructured this note payable. The note was extended an additional year to March 15, 2003 in consideration for 700,000 warrants to purchase the Company's stock at an exercise price of $0.40. The warrants vested in December 2001 and expire on October 12, 2003. The relative fair value of the warrant at the time of issuance was $330,273 and was reflected as additional paid-in capital and a discount to the related note. In addition, effective October 1, 2001, the interest rate payable on the note was adjusted from prime plus 1% to 12% annually. In June 2002, the note was again extended through March 2004 in return for a security interest in all of Azco's accounts receivable, inventory, equipment and real property.

The notes payable, financing lease liability and related warrants have been reflected in the accompanying balance sheet at their relative fair values. The discount associated with the notes payable and the financing lease is being amortized over the term of the respective instrument using the effective interest method.

Notes payable and other financing at June 30, 2002 consisted of the following:

                                                           Unamortized
                                             Principal       Discount
                                           ------------   -------------

          12% note, due August 2002        $   100,000    $     14,244
          12% note, due September 2002         200,000          16,366
          12% note, due October 2002           100,000          11,711
          12% note, due December 2002          100,000          14,007
                                           ------------   -------------
          Current portion                      500,000          56,328
          12% note, due March 2004             800,000         184,932
                                           ------------   -------------
          Total                            $ 1,300,000    $    241,260
                                           ============   =============
          Financing lease, due
           January 2012                    $ 4,500,000       2,524,350
                                           ============   =============

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.      OTHER LIABILITIES

Other liabilities consist of the following at June 30:

                                             2002            2001
                                         ------------    ------------

         Reclamation provision           $   190,400     $   190,400
         Capital leases                       84,727         150,743
                                         ------------    ------------
                                         $   275,127     $   341,143
                                         ============    ============

The Company has provided for decommissioning and reclamation of the Black Canyon mine site at the cost estimate established with the Federal Bureau of Land Management. The corresponding deferred expense included in mineral property, plant and equipment is being amortized to operating results on a unit-of-production basis.

Capital leases represents the long-term portion of capital leases (see Note 14).

11.      STOCKHOLDERS' EQUITY

In June 2002, the Company entered into an agreement with an external party whereby the Company will receive certain investor relations services. The Company agreed to issue 430,000 shares of its common stock as consideration for a retainer. The Company recognized expenses of $67,000 for the portion of services obtained during fiscal 2002. As of June 30, 2002, these shares had not yet been issued.

In June 2002, the Company entered into an agreement with an external party whereby the Company will receive certain investor relation services. The Company issued a warrant for the purchase of 50,000 shares of its common stock at an exercise price of $2.50 as consideration for a retainer. The warrant was valued at $16,204 using the Black-Scholes valuation model.

In April 2002, the Company issued 375,000 shares of its common stock to an existing shareholder at a price of $0.40 per share.

In April 2002, the Company entered into an agreement with an external party whereby the Company would receive certain investor relation services valued at $253,500. As consideration for the services rendered, the Company issued 390,000 shares of its common stock.

In November 2001, the Company entered into an agreement with an external party whereby the Company would receive certain legal services valued at $14,250. The Company issued 25,000 shares of its common stock as consideration for services obtained.

The Company has a stock option plan (the Plan) dated July 24, 1989, as amended, for the granting of options to purchase common stock. The board of directors may grant options to key personnel and others as it deems appropriate provided the number of options does not exceed 6,798,263. There are no vesting requirements under the Plan. The options are exercisable over a maximum term of five years.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.      STOCKHOLDERS' EQUITY (CONTINUED)

Stock option and warrant activity for the years ended June 30, 2002, 2001 and 2000 was as follows:

                                STOCK OPTIONS               STOCK WARRANTS
                           -----------------------     ------------------------
                                        WEIGHTED                     WEIGHTED
                                         AVERAGE                      AVERAGE
                                        EXERCISE                     EXERCISE
                             SHARES      PRICE           SHARES       PRICE
                           ---------- ------------     ----------- ------------
Balance - outstanding
 June 30, 1999             3,514,500  $       1.32              -  $         -
Granted                      390,000          1.46              -            -
Canceled                    (200,000)         0.63              -            -
Expired                     (100,000)         3.00              -            -
Exercised                    (55,000)         1.02              -            -
                          -----------                  -----------
Balance - outstanding
 June 30, 2000             3,549,500          1.28              -            -
Granted                      250,000          1.15        300,000         0.70
Canceled                    (360,000)         1.22              -            -
Expired                     (460,500)         1.18              -            -
Exercised                   (163,500)         0.91              -            -
                          -----------                  -----------
Balance - outstanding
 June 30, 2001             2,815,500          1.13        300,000         0.70
Granted                      190,000          0.67      4,050,000         0.49
Canceled                     (80,000)         1.05              -            -
Expired                     (600,000)         1.02              -            -
Exercised                    (61,500)         0.46       (250,000)        0.40
                          -----------                  -----------
Balance - outstanding
 June 30, 2002             2,264,000          0.67      4,100,000         0.51
                          ===========                  ===========

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock option plan under the fair value based method prescribed by SFAS No. 123. The fair value of options was estimated at the date of grant using a Black-Scholes options valuation model with the following weighted-average assumptions for fiscal 2002: risk-free interest rate of 3.58%, no dividend, volatility factor of the expected market price of the Company's common stock of 90%, and an expected life of three years.

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options that have no vesting or trading restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective assumptions can materially affect the fair value estimate.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      STOCKHOLDERS' EQUITY (CONTINUED)

For the purposes of pro forma disclosure, the weighted-average fair value of the options of $77,133 (2001 - $116,012; 2000 - $34,870) is expensed when the options are granted as the Company's stock options are fully vested when granted. The Company's pro forma information for fiscal 2002, 2001 and 2000 is as follows:

                                       2002          2001            2000
                                  -------------  -------------  -------------
         Net loss:
          As reported             $ (4,247,586)  $ (3,365,376)  $ (3,899,486)
          Pro forma                 (4,324,719)    (3,481,388)    (3,934,356)

         Loss per share:                 (0.14)         (0.11)         (0.13)
          As reported                    (0.14)         (0.12)         (0.13)
          Pro forma

At June 30, 2002 and 2001, 2,746,763 and 2,256,763 shares of common stock, respectively, were reserved for future grants of options. Additionally, the Company has reserved 687,525 shares of common stock for issuance under various other commitments.

Of the 2,264,000 stock options outstanding at June 30, 2002, 1,100,000 stock options were issued to directors, employees or key advisors of the Company.

Stock options exercisable at June 30, 2002 include the following:

                                                                     Weighted
                                                    Weighted          Average
                                   Number of         Average         Remaining
                                     Shares      Exercise Price         Life
                                  -----------   ----------------    -----------

     Cdn. $0.70 to Cdn. $1.05      1,740,000       Cdn. $0.96        20 months
     U.S. $0.58 to U.S. $1.20        524,000       U.S. $0.79        43 months
                                  -----------
                                   2,264,000
                                  ===========

12.      INCOME TAXES

The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate to net income before income taxes, as shown:

                                       2002          2001            2000
                                  -------------  -------------  -------------
     Tax benefit at the federal
      statutory rate              $  1,783,517   $  1,144,228   $  1,325,825
     State tax                         262,282        168,269        194,974
     Utilization of net operat-
      ing loss                         998,053              -              -
     Increase in valuation
      allowance                     (2,103,992)    (1,354,345)    (1,471,093)
     Deferred tax asset
      recognized                             -              -        (77,700)
     Other                              58,193         41,848         27,994
                                  -------------  -------------  -------------
     Tax benefit                  $    998,053   $          -   $          -
                                  =============  =============  =============

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the deferred tax asset and deferred tax liability at June 30, 2002 and 2001 are as follows:

                                                2002              2001
                                          ----------------  ----------------
         Deferred tax asset:
          Federal net operating loss
           carryforwards                   $  4,294,134      $  3,226,553
         State net operating loss
           carryforwards                      1,025,459           725,672
         Foreign mineral properties           1,917,960         2,064,037
         Inventories                                  -           878,490
         Executive severance                    392,340                 -
         Other                                  102,708                 -
         Valuation allowance                 (6,838,746)       (5,732,807)
                                          ----------------  ----------------
                                                893,855         1,161,945
         Net deferred tax asset
         Deferred tax liability:
          Mineral properties, plant
           and equipment                       (893,855)       (1,161,945)
                                          ----------------  ----------------
                                           $          -      $          -
                                          ================  ================

At June 30, 2002, the Company had net operating loss carryforwards for Arizona income tax purposes of approximately $20.4 million (2001 - $14.5 million). On June 30, 2002, $1.5 million of losses expired. The remaining losses expire in the amount of $5.0 million on June 30, 2003, $2.3 million on June 30, 2004, $4.9 million on June 30, 2005, $4.3 million on June 30, 2006, and $3.9 million on June 30, 2007.

At June 30, 2002, the Company had net operating loss carryfowards for federal income tax purposes of approximately $12.6 million (2001 - $9.5 million). These losses expire between June 30, 2019 and June 30, 2021.

Due to the passage of 2002 Tax Payer Relief and Economic Stimulation Act in early 2002, the Company was able to carryback the 2001 net operating loss to the taxable year ended June 30, 1996, resulting in a current, federal income tax refund of $998,053.

13.      EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of shares outstanding. Diluted EPS reflects potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. The following is the reconciliation of EPS for the year ended June 30:

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                          2002          2001           2000
                                     -------------  -------------  ------------
     Loss applicable to basic
      and diluted loss per share     $ (4,247,586)  $ (3,365,376)  $ (3,899,486)

     Weighted average number of
      common shares assuming no
      dilution                         30,297,261     29,964,636     29,846,839

     Weighted average number of
      common shares assuming full
      dilution                         30,297,261     29,964,636     29,846,839

     Basic loss per common share     $      (0.14)  $      (0.11)  $      (0.13)

     Diluted loss per common         $      (0.14)  $      (0.11)  $      (0.13)
      share

The impact of outstanding stock options and warrants (2002- 6,364,000; 2001-3,115,500; 2000- 3,549,500) has not been included in the computation of diluted loss per common share as it would be anti-dilutive.

14.      CONTINGENCIES AND COMMITMENTS

EAGLE RIVER INTERNATIONAL LTD. LITIGATION

On January 22, 1999, the trustee (Petitioner) in bankruptcy proceedings against Eagle River International Ltd. (Eagle River) served a petition, in the Quebec Superior Court, District of Hull, Canada, upon the Company in order to recuperate certain subsidiary stock and other assets from the Company. The jurisdiction of the courts of Quebec is being currently contested before the Supreme Court of Canada. It is the understanding of the Company and its Canadian legal counsel that the Petitioner alleges that, through the Company's involvement with Eagle River in the Mali Project, the Company is guilty of contractual breaches in excess of $4,300,000. In management's opinion, based on information to date, this claim is unfounded.

TERMINATION OF MANAGEMENT AGREEMENTS

In October 2000, the Company notified Mr. Alan Lindsay and Mr. Anthony Harvey of its intention to not renew the contracts with each of their personal management companies pursuant to which Mr. Lindsay was employed by the Company as Chief Executive Officer and President and Mr. Harvey was employed by the Company as Executive Vice President and Secretary. These contracts were scheduled to expire in February 2001. Mr. Lindsay ceased serving as an officer on October 25, 2000 and resigned as a director of the Company on November 27, 2000. Mr. Harvey ceased serving as an officer on October 25, 2000, and as a director of the Company on May 16, 2001. Messrs. Lindsay and Harvey each demanded payment of termination fees of $297,675 each, pursuant to their personal management company contracts. In July 2002, Azco entered into a settlement with Messrs. Lindsay and Harvey. Azco agreed to pay each former director the sum of $350,000. The amount is to be paid in an initial payment of $20,000 each, due upon the signing of the agreement, and in monthly payments of $10,000 thereafter, with the entire balance due within 24 months of the date of this agreement is signed. In addition, Azco agreed to pay $24,898 representing one half of the legal fees incurred by the former directors. Under the terms of the agreement, Azco is required to provide Messrs. Harvey and Lindsay each with 150,000 shares of unrestricted common stock. The aggregate amount of the settlement is $1,030,900.

EMPLOYMENT AGREEMENTS

The Company has entered into agreements with two officers and four directors. The agreements provide that if there is a change in control of the Company and the officer leaves the employment of the Company, for whatever reason (other than discharge for cause, death, or disability) within six months after such change of control, the officer shall receive a lump sum cash payment pursuant to certain limitations of the Internal Revenue Code. In addition, the officers will continue to be covered by all of the Company's medical, health, life, and dental plans for 24 months after such cessation of employment.

The directors agreements provide for a lump sum cash payment in an amount not to exceed $100,000 each in the event of change in control and resignation from the Board.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEASE COMMITMENTS

The Company is obligated under long-term operating and capital leases for its office space in Vancouver, British Columbia and for mining equipment. The aggregate annual commitments under the leases are as follows:

                                           CAPITAL            OPERATING
                                       ----------------   -----------------

              2003                        $   68,818         $   91,220
              2004                            57,483             51,400
              2005                            17,574                  -
              2006                             9,670                  -
                                       ----------------   -----------------
              Total minimum lease
               payments                      153,545         $  142,620
                                                          =================
              Current                        (68,818)
                                       ----------------
              Long-term                  $    84,727
                                       ================

Rental expense for the Company's office space, net of sublease income, for the years ended June 30, 2002, 2001 and 2000 was $38,438, $34,892 and $78,697,
respectively.

15.      RELATED PARTY TRANSACTIONS

During the year ended June 30, 2001, the Company paid $138,300 (2000 - $490,200) in management fees to companies controlled during that time by officers and/or directors. This amount has been included as salaries expense on the Consolidated Statements of Operations. See also Note 9 for a discussion of related party notes payable.

16.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximated their related fair values as of June 30, 2002 and 2001 due to of the relatively short term nature of these instruments. The fair value of the Company's notes payable (carrying value - $1,058,740; effective interest rate - 40.6%) are indeterminable as they were entered into with parties in less than arms length transactions. The carrying value of the Company's financing lease approximates the fair value; fair value being determined based on the present value of future cash flows.

17.      SUPPLEMENTAL CASH FLOW INFORMATION

During the fiscal year ended June 30, 2002, the Company had the following non-cash transactions:

Issuance of $100,000 of common stock as a form of payment on an outstanding note payable

Accrual of $267,750 of common stock as consideration for services rendered (Note
11)

During the fiscal year ended June 30, 2002, the Company paid interest on notes payable and financing lease of $316,478.

During the fiscal year ended June 30, 2001, the Company entered into non-cash capital lease arrangements totaling $241,574 and paid interest on the note payable of $12,101.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.      NEW PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement is effective as of the beginning of fiscal 2003. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost will be capitalized as part of the asset's carrying value and subsequently allocated to expense over the assets useful life. At June 30, 2002, the Company had recorded a net asset of approximately $187,000 and a corresponding liability of $190,400 associated with its estimate of ultimate reclamation costs associated with the Black Canyon site. The Company is currently in the process of determining the impact of the pronouncement on its financial position, results of operations and cash flows. Differences from those amounts currently reported may result from the impact of discounting and its estimate of third party costs of reclamation.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces certain previously issued accounting guidance, develops a single accounting model for long-lived assets other than goodwill and indefinite-lived intangibles, and broadens the framework previously established for assets to be disposed of by sale (whether previously held or newly acquired). This Statement is effective as of the beginning of fiscal 2003. The pronouncement is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendments of FASB Statement No. 13, and Technical Corrections". This Statement rescinds SFAS No. 4, SFAS No. 64 and further clarifies debt extinguishments which classify as extraordinary. Additionally, SFAS No. 145 amends SFAS No. 13 in order to clarify the accounting for the treatment of lease modifications. Provisions of this Statement relating to the rescission SFAS No. 4 are effective for fiscal year 2003 and provisions of this Statement relating to the SFAS No. 13 are effective for transactions occurring after May 15, 2002. The pronouncement is not expected to have a material impact on its financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces Emerging Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring)". The primary difference from existing guidance is that SFAS No. 146 requires the recognition cost at fair value when a liability is incurred, versus at the date of the exit plan approval. This Statement is effective for exit and disposal activities of the Company that are initiated after December 31, 2002. The Company has not historically had significant exit or disposal activities.

19.      QUARTERLY RESULTS (UNAUDITED)

The following table sets forth certain quarterly unaudited operating data for fiscal 2002 and 2001. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown.

AZCO MINING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                   JUNE 30,      MARCH 31,      DECEMBER 31,      SEPTEMBER 30,
                     2002          2002             2001              2001
                 ------------  -------------  ----------------  ---------------

   Sales         $     8,800   $     31,280     $    24,800       $        -

   Operating
    loss          (2,720,329)      (895,542)       (508,055)        (532,935)

   Net loss       (2,819,163)      (178,020)       (696,841)        (553,562)

   Net loss
    per share          (0.09)         (0.01)          (0.02)           (0.02)



                   JUNE 30,      MARCH 31,      DECEMBER 31,      SEPTEMBER 30,
                     2001          2001             2002              2002
                 ------------  -------------  ----------------  ---------------

   Sales         $         -   $     17,600     $         -       $        -

   Operating
    loss          (1,027,684)      (613,016)       (832,447)        (963,055)

   Net loss       (1,078,607)      (575,953)       (793,273)        (897,543)

   Net loss
    per share          (0.05)         (0.02)          (0.03)           (0.03)


20.      SUBSEQUENT EVENTS (UNAUDITED)

On October 10, 2002, the Company completed a $500,000 convertible debenture transaction. The debentures are convertible, at the holder's option, into shares of Azco common stock at a price equal to either (a) 120 % of the closing bid price of the common stock as of the closing date or (b) 80% percent of the average of the three lowest closing bid prices of the common stock for the five trading days immediately preceding the conversion date. The debentures accrue interest at a rate of 6%. The debentures have a term of two years and may be paid in cash or redeemed at a 12% premium prior to the maturity date.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED JUNE 30, 2002, 2001 AND 2000


       (a)                        (b)         (c)       (d)             (e)
                              Balance at                             Balance at
                              Beginning                                 End
   Descriptions                of Year     Additions   Deductions     of Year
--------------------------  ------------- ----------- ------------ -------------

Valuation allowance for
 deferred tax asset (1):
  June 30, 2002              $ 5,732,807  $ 2,103,992   $ 998,053   $ 6,838,746
  June 30, 2001                4,179,293    1,553,514           -     5,732,807
  June 30, 2000                2,708,200    1,548,793      77,700     4,179,293

(1) For further information, refer to Note 12, Income Taxes, in the Notes to Consolidated Financial Statements included in Form 10-K.

WE  HAVE  NOT   AUTHORIZED  ANY  DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS  ABOUT AZCO  MINING INC.
EXCEPT      THE      INFORMATION      OR
REPRESENTATIONS    CONTAINED   IN   THIS
PROSPECTUS.  YOU  SHOULD NOT RELY ON ANY
ADDITIONAL         INFORMATION        OR
REPRESENTATIONS IF MADE.

         -----------------------

This  prospectus  does not constitute an            ----------------------
offer to sell, or a  solicitation  of an
offer to buy any securities:                              PROSPECTUS

     [ ]  except   the   common    stock            ---------------------
          offered by this prospectus;

     [ ]  in any  jurisdiction  in which
          the offer or  solicitation  is
          not authorized;                      6,680,000 SHARES OF COMMON STOCK

     [ ]  in any jurisdiction  where the
          dealer or other salesperson is
          not   qualified  to  make  the               AZCO MINING INC.
          offer or solicitation;

     [ ]  to any  person  to  whom it is
          unlawful  to make the offer or
          solicitation; or
                                                         _____, 2002
     [ ]  to  any  person  who  is not a
          United States  resident or who
          is outside the jurisdiction of
          the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     [ ]  there  have been no changes in
          the  affairs  of  Azco  Mining
          Inc.  after  the  date of this
          prospectus; or

     [ ]  the  information  contained in
          this   prospectus  is  correct
          after   the   date   of   this
          prospectus.

         -----------------------

Until _____, 2002, all dealers effecting
transactions     in    the    registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Azco will pay all expenses in connection with this offering.

         Securities and Exchange
          Commission Registration Fee                  $              381
         Printing and Engraving Expenses               $            2,500
         Accounting Fees and Expenses                  $           15,000
         Legal Fees and Expenses                       $           50,000
         Miscellaneous                                 $           17,119
                                                                  --------
         TOTAL                                         $           85,000
                                                                  ========
INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Azco Mining Inc.'s bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of Azco. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

         Insofar as indemnification to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

         In October 2002, Azco raised $500,000 from the sale of convertible debentures. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one-hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the average of the three lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion debentures would have taken place at $0.48 (I.E., 80% of the recent price of $0.60), then the holders of the convertible debentures would have received 1,041,667 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 12% premium prior to October 2004.

         In July 2002, Azco entered into a settlement agreement regarding fees payable under terminated management agreements with two of its former officers and directors Mr. Alan P. Lindsay and Mr. Anthony R. Harvey. Azco agreed to pay each former director the sum of $350,000. The amount is to be paid in an initial payment of $20,000 each, due upon the signing of the Agreement, and in monthly payments of $10,000 thereafter, with the entire balance due within 24 months of the date this Agreement is signed. In addition, Azco agreed to pay $24,898 representing one half of the legal fees incurred by the former directors. Under the terms of the agreement, Azco is required to provide Harvey and Lindsay each with 150,000 shares of unrestricted common stock.

         In July 2002, Pacifica Financial Group was issued 430,000 shares of Azco's common stock as compensation for consulting services provided to Azco. These shares were valued at $0.95 per share, or a total of $408,500 on the date of issuance.

         In May 2002, Azco entered into an agreement with Investor Relations International for investor relations' services on a month-to-month basis. Azco agreed to pay Investor Relations International a fee of $8,000 per month. The contract was terminated in August 2002.

         In June 2002, we entered into the Equity Line of Credit Agreement where we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $5 million. The amount of each advance is subject to a maximum advance amount of $500,000 with a minimum of a seven trading days period between advances. Cornell Capital Partners will purchase the shares of common stock for a 7.5% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners is entitled to retain 5% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $240,000, payable in shares of its common stock. We issued 237,624 shares of our restricted common stock to Cornell Capital Partners, LP with a market value of $240,000 as a commitment fee. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Additionally, Westrock Advisors, Inc. was paid a fee of 9,901 shares of Azco's common stock, which was equal to $10,000 at a closing bid of $1.01 on June 19, 2002 for acting as the placement agent.

         In April 2002, Floyd Bleak was issued 390,000 shares of Azco's common stock as compensation for the 300,000 shares of common stock Mr. Bleak paid to iCapital Corp. for its consulting services to Azco. These shares were valued at $0.65 per share, or a total of $253,500 on the date the agreement was approved by the Azco Board.

         In April 2002, Gary R. Blume was issued 25,000 shares of Azco's common stock as payment for legal services. These shares were valued at $0.57 per share, or a total of $14,250 on the date of entering into the contract.

         In April 2002, Floyd Bleak purchased 375,000 shares of Azco at $0.40 per share in a private offering under Regulation D.

         In January 2002, Patty J. Ryan exercised warrants that were issued on August 27, 2001. The warrants were issued to Ms. Ryan as incentive to enter into a loan agreement for $200,000. This loan agreement was between Azco and Ms. Ryan for a term of up to one year at 12% interest. The warrant provided for 250,000 shares of common stock at a price of $0.40 per share. In April 2002, Ms. Ryan exercised her warrant and was issued 250,000 shares of common stock.

         In January 2002, Azco completed a financing lease transaction that yielded net proceeds of $2,842,500. Under the terms of the transaction, Azco sold a 40% ownership in the mica processing facility located in Glendale, Arizona. Subsequently, Azco leased the property back for an initial period of 10 years, with an option to repurchase the stake for 120% of the purchase price after the second year. The repurchase price of the property increases by 10% of the purchase price each year the option remains unexercised up to a maximum of 150% of the purchase price. Payments for the first six months under the lease agreement are $30,000, for the second six months they increase to $37,500 after which time they are $45,000 per month. In connection with this transaction, Azco issued a warrant to purchase 2,550,000 shares of Azco's common stock at $.50 per share. This warrant vested in January 2002 and is exercisable through January 16, 2007.

         In December 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from a sophisticated investor and shareholder, Lois Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in February 2002 and is exercisable through December 3, 2002.

         In November 2001, Azco entered into an agreement for legal services. Azco issued 25,000 shares of common stock for these services.

         In October 2001, Azco received a one-year $100,000 loan, bearing interest at 12% per annum, from a sophisticated investor and shareholder, Lois Barrenchea. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of Azco's common stock at $.40 per share. This warrant vested in December 2001 and is exercisable through October 19, 2002.

         In October 2001, Azco restructured its $800,000 loan agreement with Mr. Olson, Azco's Chairman, CEO and President. Mr. Olson agreed to extend the note payable an additional year to March 15, 2003 in consideration for 700,000 warrants to purchase common stock at an exercise price of $0.40. The warrants vested in December 2001 and shall expire on October 12, 2003. In addition, effective October 1, 2001, the interest rate payable on the $800,000 Olson loan was adjusted from prime plus 1% to 12% annually. In June 2002, the loan was extended an additional year and Azco entered into a security agreement with Mr. Olson, whereby Azco's assets secured the loans. The loan is currently due on March 14, 2004.

         In September  2001,  Azco received a $200,000  unsecured  loan from Mr.
Barrenchea with an interest rate equal to 12% per year, due on September 4, 2002. In connection with this loan, Azco issued a warrant to purchase 125,000 shares of common stock at $0.40 per share. This warrant vested in November 2001 and is exercisable until September 4, 2002. Azco is currently in negotiations with Mr. Barrenchea regarding the restructuring of this loan. Azco has offered to extend the exercise date of the warrant an additional year, in exchange for a one-year extension of the loan.

         In March 2001, Lawrence G. Olson, the President, CEO and Chairman of the Board, jointly with his wife, made an unsecured loan to Azco in the amount of $800,000 at an interest rate equal to the prime rate of interest as reported by Imperial Bank plus one percentage point. Mr. Olson received, in conjunction with the loan, a warrant to purchase 300,000 shares of common stock for $0.69.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Azco so as to make an informed investment decision. More specifically, Azco had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Azco's securities.

ITEM 27.  EXHIBITS


EXHIBIT
  NO.     DESCRIPTION                                                  LOCATION
-------   ---------------------------------------------------------    --------------------------------------------
2.1       Agreement and Plan of Merger of Arizona Mica Properties,     Incorporated by reference to Exhibit 1 to
          Inc. into Sanchez Mining, Inc., a wholly-owned subsidiary    Registrant's 8-K dated March 9, 1999, as
          of Registrant, dated as of March 9, 1999                     filed with the SEC on March 24, 1999

3.1       Registrant's Certificate of Incorporation dated August 8,    Incorporated by reference to Exhibit 3.1 to
          1991                                                         the Registrant's Registration Statement on
                                                                       Form S-4 (File No. 33-45162)

3.2       Articles of Amendment to the Certificate of Incorporation    Incorporated by reference to Exhibit 3.2 to
          dated December 5, 1991                                       the Registrant's Registration Statement on
                                                                       Form S-4 (File No. 33-45162)

3.3       Registrant's Amended By-laws                                 Incorporated by reference to Exhibit 3.3 to
                                                                       the Registrant's Registration Statement on
                                                                       Form S-4 (File No. 33-45162)

4.1       Specimen stock certificate                                   Incorporated by reference to Exhibit 1 to the
                                                                       Registrant's Registration Statement on Form
                                                                       8-A as filed with the SEC on July 21, 1992

4.2       Rights Agreement dated July 19, 1995 between the             Incorporated by reference to Exhibit 3.4 to
          Registrant and Montreal Trust Company of Canada              the Registrant's Annual Report on Form 10-K/A
                                                                       for the fiscal year ended June 30, 1995

5.1       Opinion re:  Legality                                        Provided herewith

10.1      Agreements for Piedras Verdes property                       Incorporated by reference to Exhibit 10.10 to
                                                                       the Registrant's Registration Statement on
                                                                       Form S-4 (File No. 33-45162)

10.2      Purchase Agreement dated July 27, 1995 between the           Incorporated by reference to Exhibit 10.20 to
          Registrant, Sanchez and Phelps Dodge                         the Registrant's Annual Report on Form 10-K/A
                                                                       for the fiscal year ended June 30, 1995

10.3      Memorandum of Agreement dated June 7, 1996, by and among     Incorporated by reference to Exhibit 10.10 to
          West Africa Gold & Exploration Ltd., Eagle River             the Registrant's Annual Report on Form 10-K
          International Limited, Lion Mining Finance Limited and the   for the fiscal year ended June 30, 1996 as
          Registrant                                                   filed with the SEC on September 30, 1996

10.4      Stock Option Plan                                            Incorporated by reference to Exhibit A to
                                                                       Registrant's DEF 14A as filed with the SEC on
                                                                       March 5, 1997

10.5      Memorandum of Agreement/Eagle River International Ltd.       Incorporated by reference to Exhibit 10.13 to
                                                                       Registrant's Annual Report on Form 10-K for
                                                                       the year ended June 30, 1997, as filed with
                                                                       the SEC on September 30, 1997

10.6      Management Agreement dated February 1, 1998 between the      Incorporated by reference to Exhibit 10.8 to
          Registrant and Alan Lindsay and Associates, Ltd. and ARH     the Registrant's Annual Report on Form 10-K
          Management Ltd.                                              for the fiscal year ended June 30, 1998 as
                                                                       filed with the SEC on September 30, 1998



                                      II-4


EXHIBIT
  NO.     DESCRIPTION                                                  LOCATION
-------   ---------------------------------------------------------    --------------------------------------------

10.7      Management Agreements dated August 15, 1994, by and          Incorporated by reference to Exhibit 10.15 to
          between the Registrant and both of Alan P. Lindsay,          the Registrant's Annual Report on Form 10-K
          Anthony R. Harvey; Management Agreement dated November 19,   for the fiscal year ended June 30, 1998 as
          1996, by and between the Registrant and Ryan A. Modesto      filed with the SEC on September 30, 1998

10.8      Director's Agreement dated August 15, 1994, by and between   Incorporated by reference to Exhibit 10.16 to
          the Registrant and Paul A.  Hodges                           the Registrant's Annual Report on Form 10-K
                                                                       for the fiscal year ended June 30, 1998 as
                                                                       filed with the SEC on September 30, 1998

10.9      Shareholders & Operator's Agreement dated December 19,       Incorporated by reference to Exhibit 10.17 to
          1995, by and among PD Cobre Del Mayo, Inc., the Registrant   the Registrant's Annual Report on Form 10-K
          and Cobre Del Mayo, SA de CV                                 for the fiscal year ended June 30, 1998 as
                                                                       filed with the SEC on September 30, 1998

10.10     Right of First Refusal Agreement dated June 18, 1998 by      Incorporated by reference to Exhibit 10.12 to
          and among the Registrant, Seville Mineral Developments SA    the Registrant's Annual Report on Form 10-K
          de CV and Minera Cortez Resources Ltd.                       for the fiscal year ended June 30, 1998 as
                                                                       filed with the SEC on September 30, 1998

10.11     Mineral Property Option Agreement dated July, 1998, by and   Incorporated by reference to Exhibit 10.13 to
          between the Registrant and Minera Cortez Resources Ltd.      the Registrant's Annual Report on Form 10-K
                                                                       for the fiscal year ended June 30, 1998 as
                                                                       filed with the SEC on September 30, 1998
10.12     Shareholders' Agreement by and among Registrant, Sanou       Incorporated by reference to Exhibit 10.5 to
          Mining Corporation, West African Gold & Exploration, S.A.    the Registrant's Annual Report on Form 10-K
          and Randgold Resources Ltd.                                  for the fiscal year ended June 30, 1999 as
                                                                       filed with the SEC on September 29, 1999

10.13     Mineral Property Option Agreement dated May 20, 1999, by     Incorporated by reference to Exhibit 10.16 to
          and between the Registrant and Minera Cortez Resources       the Registrant's Annual Report on Form 10-K
          Ltd.                                                         for the fiscal year ended June 30, 1999 as
                                                                       filed with the SEC on September 29, 1999

10.14     Agreement in Principal dated August 9, 1999 between the      Incorporated by reference to Exhibit 10.17 to
          Registrant, Thomas Ford and Calgem, Inc.                     the Registrant's Annual Report on Form 10-K
                                                                       for the fiscal year ended June 30, 1999 as
                                                                       filed with the SEC on September 29, 1999

10.15     Non-Revolving Credit Line Agreement dated March 14, 2001,    Incorporated by reference to Exhibit 10.16 to
          by and between the Registrant and Lawrence G. Olson          Registrant's 10-K as filed with the SEC on
                                                                       October 15, 2001

10.16     Settlement Agreement and Release by and among the            Incorporated by reference to Exhibit 99 to
          Registrant, Anthony Harvey, ARH Management, Ltd., Alan       the Registrant's 8-K as filed with the SEC on
          Lindsay and Alan Lindsay and Associates, Ltd.                July 25, 2002

10.17     $5,000,000 Equity Line of Credit Agreement by and between    Incorporated by reference to Exhibit 10.17 to
          the Registrant and Cornell Capital Partners, LP dated June   the Registrant's 10-K dated June 30, 2002, as
          19, 2002                                                     filed with the SEC on September 30, 2002

10.18     Registration Rights Agreement by and between the             Incorporated by reference to Exhibit 10.18 to
          Registrant and Cornell Capital Partners, LP dated June 19,   the Registrant's Annual Report on Form 10-K
          2000                                                         for the fiscal year ended June 30, 2002 as
                                                                       filed with the SEC on September 27, 2002.



                                      II-5


EXHIBIT
  NO.     DESCRIPTION                                                  LOCATION
-------   ---------------------------------------------------------    --------------------------------------------

10.19     Escrow Agreement by and among the Registrant, Cornell        Incorporated by reference to Exhibit 10.19 to
          Capital Partners, LP, Wachovia, NA and Butler Gonzalez       the Registrant's Annual Report on Form 10-K
          LLP, dated June 19, 2002                                     for the fiscal year ended June 30, 2002 as
                                                                       filed with the SEC on September 27, 2002.

10.20     Placement Agent Agreement by and between the Registrant      Incorporated by reference to Exhibit 10.20
          and Westrock Advisors, Inc. dated June 19, 2002              to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.21     $150,000 Subscription Agreement between the Registrant and   Incorporated by reference to Exhibit 10.21
          Floyd R. Bleak dated August 13, 2001                         to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.22     300,000 share Stock Loan Agreement between the Registrant    Incorporated by reference to Exhibit 10.22
          and Floyd R. Bleak dated October 11, 2001                    to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.23     $200,000 Loan Agreement between the Registrant and Patty     Incorporated by reference to Exhibit 10.23
          J. Ryan dated August 27, 2001                                to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.24     $200,000 Loan agreement between the Registrant and Luis      Incorporated by reference to Exhibit 10.24
          Barrenchea dated September 4, 2002                           to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.25     Amendment to March 15, 2001 $800,000 Loan Agreement          Incorporated by reference to Exhibit 10.25 to
          between the Registrant and Lawrence G. Olson dated October   the Registrant's Annual Report on Form 10-K
          12. 2002                                                     for the fiscal year ended June 30, 2002 as
                                                                       filed with the SEC on September 27, 2002.

10.26     $100,000 Loan agreement between the Registrant and Luis      Incorporated by reference to Exhibit 10.26
          Barrenchea dated October 19, 2002                            to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.27     $100,000 Loan agreement between the Registrant and Luis      Incorporated by reference to Exhibit 10.27
          Barrenchea dated December 4, 2002                            to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.28     $3,000,000 Purchase Agreement between the Registrant and     Incorporated by reference to Exhibit 10.28
          Muzz Investments, LLC dated January 17, 2002                 to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.

10.29     Lease Agreement between the Registrant and Muzz              Incorporated by reference to Exhibit 10.29
          Investments, LLC dated January 17, 2002                      to the Registrant's Annual Report on Form
                                                                       10-K for the fiscal year ended June 30, 2002
                                                                       as filed with the SEC on September 27, 2002.



                                                       II-6

EXHIBIT
  NO.     DESCRIPTION                                                  LOCATION
-------   ---------------------------------------------------------    --------------------------------------------

10.30     Amendment No. 2 to Loan Agreement dated March 15, 2001 for   Incorporated by reference to Exhibit 10.30 to
          $800,000 between the Registrant and Lawrence G. Olson        the Registrant's Annual Report on Form 10-K
          dated June 28, 2002                                          for the fiscal year ended June 30, 2002 as
                                                                       filed with the SEC on September 27, 2002.

10.31     Director's Agreements dated April 26, 2002, by and between   Incorporated by reference to Exhibit 10.31 to
          the Registrant and Stanley A. Ratzlaff and M. William        the Registrant's Annual Report on Form 10-K
          Lightner                                                     for the fiscal year ended June 30, 2002 as
                                                                       filed with the SEC on September 27, 2002.

10.32     Investor Relations Consulting Agreement, dated June 18,      Provided herewith.
          2002, between Azco and Pacifica Financial Group

10.33     Investor Relations Consulting Agreement, dated May 6, 2002   Provided herewith.
          between Azco and Investor Relations International

21.1      Subsidiaries of the Registrant                               Incorporated by reference to Exhibit 21.1 to
                                                                       the Registrant's Annual Report on Form 10-K
                                                                       for the fiscal year ended June 30, 2001 as
                                                                       filed with the SEC on October 15, 2001

23.1      Consent of PricewaterhouseCoopers LLP                        Provided herewith

23.2      Consent of Kirkpatrick & Lockhart, LLP                       Incorporated by reference to Exhibit 5.1 of
                                                                       this filing

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT");

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) Include any additional or changed material information on the plan of distribution;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on October 30, 2002.

                               AZCO MINING INC.



                               By: /s/Lawrence G. Olson
                                   ---------------------------------------------
                               Name:    Lawrence G. Olson
                               Title:   President, Chief Executive Officer and
                                        Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                           DATE
---------                     -----                           ----


/s/Lawrence G. Olson
-----------------------
Lawrence G. Olson             President, Chief Executive      October 30, 2002
                              Officer and Chairman of the
                              Board

/s/Ryan Modesto
-----------------------
Ryan Modesto                  Vice-President, Finance and     October 30, 2002
                              Corporate, and Secretary

/s/Paul A. Hodges
-----------------------
Paul A. Hodges                Director                        October 30, 2002


/s/Stanley A. Ratzlaff
-----------------------
Stanley A. Ratzlaff           Director                        October 30, 2002


/s/M. William Lighter
-----------------------
M. William Lighter            Director                        October 30, 2002